The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. This document is an advertisement and is not a prospectus for the purposes of EU Directive 2003/71/EC and/or Part VI of the Financial Services and Markets Act 2000. A final form prospectus will be prepared and made available to the public in accordance with EU Directive 2003/71/EC. Investors should not subscribe for any securities referred to in this document except on the basis of information contained in the final form prospectus. The final form prospectus, when published, will be available in hard copy at the offices of the issuer and the fiscal agent.

Filed pursuant to Rule 424(b)(5)
Registration Numbers 333-11678 and 333-133356

SUBJECT TO COMPLETION, DATED May 9, 2007

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 21, 2006

¥    •

Development Bank of Japan

(Incorporated under the Development Bank of Japan Law)

    •    % Guaranteed Bonds Due •

Unconditionally and Irrevocably Guaranteed

as to Payment of Principal and Interest by

Japan

We will pay interest on the bonds semi-annually in arrears in equal payments on     •     and     •     of each year, commencing     •    , 2007, except that the first payment of interest to be made on     •    , 2007 shall be in respect of the period from and including     •    , 2007 to, but excluding,     •    , 2007, and shall amount to ¥• per ¥10,000,000 principal amount of the bonds. The bonds will mature on     •    . We may redeem all, but not less than all, of the bonds in the event of certain tax law changes. The redemption terms are described in this prospectus supplement under “Description of the Bonds and Guarantee—Redemption”.

The bonds will be issued only in registered form in denominations of ¥10,000,000 and integral multiples thereof. See “Description of the Bonds and Guarantee”.

We have applied to the Financial Services Authority in the United Kingdom, which we refer to as the “UK Listing Authority”, in its capacity as competent authority under the Financial Services and Markets Act 2000 (“FSMA”), for the bonds to be listed on its Official List and to the London Stock Exchange for the bonds to be admitted to trading on its Gilt Edged and Fixed Interest Market. References in this document to our bonds being “listed” (and all related references) shall mean that the bonds have been admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market and have been admitted to the Official List of the UK Listing Authority. The London Stock Exchange’s Gilt Edged and Fixed Interest Market is a regulated market for the purposes of the Investment Services Directive 93/22/EEC (the “Investment Services Directive”).

This prospectus supplement dated     •    , 2007 and the accompanying prospectus dated April 21, 2006 starting after page S-49 (excluding portions thereof or incorporated therein that are excluded as provided in the first paragraph on page S-5 of this prospectus supplement) together comprises a “prospectus” for the purposes of Article 5.3 of Directive 2003/71/EC (the “Prospectus Directive”).

	Per Bond	Total
Price to Public(1)	• %	¥ •
Underwriting Discount	• %	¥ •
Proceeds, before expenses, to the Bank(1)(2)	• %	¥ •

(1)	Plus accrued interest, if any, from and including • , 2007 to the date of delivery.
(2)	See “Underwriting”.

Neither the Securities and Exchange Commission (the “Commission”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospective investors should consider carefully the factors described under the section headed “Risk Factors” in this document.

The underwriters are offering the bonds subject to various conditions. The underwriters expect to deliver the bonds through the book-entry facilities of The Depository Trust Company, Euroclear Bank, S.A./N.V. (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), against payment on or about     •    , 2007.

Merrill Lynch International	Nikko Citigroup

Prospectus Supplement dated     •    , 2007.

The bonds are exempt from the requirement for registration under the Securities and Exchange Law of Japan and are subject to the Special Taxation Measures Law of Japan. The bonds may not, as part of their distribution at any time and otherwise until 40 days after the date of the issue of the bonds, be offered or sold in Japan or to residents of Japan, except to certain financial institutions and any other excluded category of persons, corporations or other entities under the Special Taxation Measures Law of Japan. Interest payments on the bonds generally will be subject to Japanese withholding tax unless the holder establishes that the bonds are held by or for the account of a holder that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes or is a Japanese designated financial institution described in Article 6 of the Special Taxation Measures Law of Japan.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front page of this prospectus supplement or, with respect to information incorporated by reference, as of the date of such information.

In this prospectus supplement, “we”, “our”, “us”, “the Bank” and “DBJ” refer to Development Bank of Japan.

The spot buying rate for U.S. dollars quoted on the Tokyo Foreign Exchange Market on May 8, 2007, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥119.94 = $1.00. The noon buying rate for yen on May 8, 2007 for cable transfers in The City of New York, as reported by the Federal Reserve Bank of New York, was $1.00 = ¥ 119.89.

References in this prospectus supplement to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years. References to “ ¥” or “yen” are to Japanese yen; references to “$” or “US$” are to U.S. dollars.

Figures in tables may not add up due to rounding.

MERRILL LYNCH INTERNATIONAL (THE “STABILIZING MANAGER”) OR ANY PERSON ACTING ON BEHALF OF THE STABILIZING MANAGER MAY OVER-ALLOT BONDS (PROVIDED THAT THE AGGREGATE PRINCIPAL AMOUNT OF THE BONDS ALLOTTED DOES NOT EXCEED 105% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE BONDS) OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE BONDS AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE BONDS IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE BONDS AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE BONDS.

This prospectus supplement and the accompanying prospectus starting after page S-49 (excluding (i) the second paragraph, including bullet points, and the third paragraph of the section “Where You Can Find More Information” in the accompanying prospectus and (ii) Exhibits 2, 3 and 5 to the Annual Report on Form 18-K of the Development Bank of Japan for the year ended March 31, 2006 that is otherwise incorporated by reference as provided in the section “Incorporation by Reference” on page S-5) (together the “Document”) together comprise a “prospectus” for the purposes of Article 5.3 of the Prospectus Directive, and for the purpose of giving information with regard to us, Japan and our bonds which, according to the particular nature of us, Japan and our bonds, is necessary to enable investors to make an informed assessment of our and Japan’s assets and liabilities, financial position, profit and losses and prospects, and of the rights attaching to our bonds.

DBJ accepts responsibility for the information contained in the Document (including those contained in the documents incorporated by reference). Having taken all reasonable care to ensure that such is the case, the information contained in the Document is, to the best of DBJ’s knowledge, in accordance with the facts and contains no omission likely to materially affect its import.

Japan accepts responsibility for the information contained in the Document (including those contained in the documents incorporated by reference) relating to Japan. Having taken all reasonable care to ensure that such is the case, the information contained in the Document relating to Japan is, to the best of Japan’s knowledge, in accordance with the facts and contains no omission likely to materially affect its import.

FOREIGN EXCHANGE CONSIDERATIONS

An investment in the bonds, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities, which we refer to as the “home currency”, entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

•	significant changes in rates of exchange between the home currency and Japanese yen; and

•	the imposition or modification of foreign exchange controls with respect to Japanese yen.

We have no control over a number of factors affecting this type of bond, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including Japanese yen, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the bonds. Depreciation of the Japanese yen against the home currency could result in a decrease in the effective yield of the bonds below the coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the bonds.

INCORPORATION BY REFERENCE

The Annual Report on Form 18-K of the Development Bank of Japan (File No. 333-11678) containing the audited financial statements of the Development Bank of Japan together with the audit report thereon for the year ended March 31, 2006 and Japan’s Annual Report on Form 18-K for the year ended March 31, 2006, each of which has been previously published and which has been filed with the United States Securities and Exchange Commission and the Financial Services Authority in the U.K., are hereby incorporated by reference and form part of this document, except that (i) any statement contained in a document which is incorporated by reference shall be deemed to be modified or superseded for the purpose of this document to the extent that a statement contained herein or another document incorporated by reference herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise) and (ii) Exhibits 2, 3 and 5 to such Annual Report of the Development Bank of Japan is excluded from the Document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document. Copies of such Annual Reports on Form 18-K are available free of charge at the website of the Regulatory News Service operated by the London Stock Exchange at http://www.londonstockexchange.com/LSECWS/IFSPages/MarketNewsPopup.aspx?id=1393406&source=RNS.

The information incorporated by reference from our Annual Report on Form 18-K for the year ended March 31, 2006 includes, but is not limited to, the following items in relation to us (the page numbers below are those of Exhibit 1 to such Annual Report):

Items	Our Annual Report in respect of the year ended March 31, 2006 on Form 18-K — Exhibit 1 (Description of Development Bank of Japan)
Details of our governing body and a description of the governance arrangements	“Management” on page 19
Sources of funding, guarantees and obligations owed to us	“Business — Sources of Funds” on page 17, “Business — Operations” on page 10
Audited financial statements for the years ended March 31, 2005 and 2006	“Non-consolidated Balance Sheets” on page 23, “Non-consolidated Statements of Earnings” on page 24, “Notes to Non-consolidated Financial Statements” on pages 26-30

The information incorporated by reference from Japan’s Annual Report on Form 18-K for the year ended March 31, 2006 includes, but is not limited to, the following items in relation to Japan (the page numbers below are those of Exhibit 1 to such Annual Report):

Items	Japan’s Annual Report in respect of the year ended March 31, 2006 on Form 18-K — Exhibit 1 (Description of Japan)
Geographical location and legal form	“General — Area and Population” on page 3
Description of the economy	“The Economy” on pages 5-11
Description of the political system and government	“General — Government” and “General — Political Parties” on pages 3-4
Tax and budgetary systems	“Government Finance” on pages 18-21
Gross public debt and debt record	“Japan Public Debt” and “Debt Record” on pages 22-27
Foreign trade and balance of payments	“Foreign Trade and Balance of Payments — Foreign Trade” and “Foreign Trade and Balance of Payments — Balance of Payments” on pages 12-15
Foreign exchange reserves	“Foreign Trade and Balance of Payments — Official Foreign Exchange Reserves” on page 15
Financial position and resources	“Government Finance” on pages 18-21
Income and expenditure figures	“Government Finance” on pages 18-21

INTRODUCTION

The following is an abstract of certain information contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus. More detailed information is contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus. You should read carefully this entire prospectus supplement, the accompanying prospectus and the other documents we refer to for a complete understanding of this offering.

Issuer	Development Bank of Japan.

Securities Offered	¥ • principal amount of •% Guaranteed Bonds Due •.
Guarantee	Payments of principal of and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Maturity Date	•

Interest Payment Dates	Semi-annually on • and • of each year, commencing •, 2007.

Interest Rate

We will pay interest on the bonds semi-annually in arrears in equal payments, except that the first payment of interest to be made on •, 2007 shall be in respect of the period from and including •, 2007 to, but excluding, •, 2007, and shall amount to ¥• per ¥10,000,000 principal amount of the bonds. Whenever it is necessary to compute any amount of interest in respect of the bonds other than with respect to regular semi-annual interest payments, that interest will be calculated on the basis of the actual number of days in the period and a year of 365 days.

Ranking	The bonds will be direct unsecured obligations of the Bank and as among themselves will rank pari passu and be payable without any preference or priority.

Additional Amounts

In the event that certain taxes, as described under “Description of the Bonds and Guarantee”, are payable on the bonds, we will, subject to certain exceptions, pay such additional amounts on the bonds as will result, after deduction or withholding of such taxes, in the payment of the amounts that would have been payable on the bonds if no such deduction or withholding had been required. For further detail on the payment of these additional amounts, see “Description of the Bonds and Guarantee—Additional Amounts”.

Redemption

We may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts we are required to pay, as described under “Description of the Bonds and Guarantee—Redemption”.

Markets

We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers. See “Underwriting” for a description of applicable selling restrictions.

Listing

We have applied to the UK Listing Authority for the bonds to be listed on its Official List and to the London Stock Exchange for the bonds to be admitted to trading on its Gilt Edged and Fixed Interest Market.

Form and Settlement

All bonds will be in registered form, without interest coupons attached. Bonds offered and sold outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, which will be registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg.

Bonds offered and sold within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, which will be registered in the name of Cede & Co., as nominee for The Depositary Trust Company, which we refer to as DTC. Except as described in this prospectus supplement, beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear and Clearstream, Luxembourg, and owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered holders of bonds under the fiscal agency agreement relating to the bonds. The bonds will be sold only in denominations of ¥10,000,000 and integral multiples thereof. For further information on book-entry procedures, see “Description of the Bonds and Guarantee—Form, Denominations and Registration”.

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders against payment in same-day funds on the settlement date. For information on secondary market trading, see “Global Clearance and Settlement—Secondary Market Trading”.

CUSIP	•

ISIN	•

Common Code	•

RISK FACTORS

We believe that the factors described below represent the principal risks inherent in investing in our bonds, but we do not represent that the statements below regarding the risks of holding any such bonds are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this prospectus supplement or the accompanying prospectus (including any documents deemed to be incorporated by reference herein) and reach their own views prior to making any investment decision in our bonds.

Factors which we believe may be material for the purpose of assessing the market risks associated with our bonds are also described below.

Risks Relating to Us

Risks relating to policies of the Japanese Government and reforms of special public institutions

As a government-affiliated financial institution established to achieve policies of the Japanese Government, our business and financial condition may be adversely affected by the policies of the Japanese Government.

With regard to reforms of special public institutions, the Law Concerning the Promotion of Regulatory Reform for Streamlined and Efficient Government (the “Regulatory Reform Law”), approved by the Japanese Diet in May 2006, provides that we in our current form will be completely privatized within a time period that is targeted to last five to seven years as part of a fundamental reform of policy-based finance commencing in Japanese fiscal year 2008. The bill to privatize DBJ was submitted to the ordinary session of the Japanese Diet in February 2007. Although the Regulatory Reform Law sets out that there must be no inconvenience incurred by the holders of any outstanding bonds resulting from such reform, depending on the manner in which such reform or transformation is implemented, our operations may be adversely affected.

Risks Relating to the Market Risk of Our Bonds Generally

Our bonds may not be suitable investments for all investors

Each prospective investor in our bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of our bonds, the merits and risks of investing in our bonds and the information contained or incorporated by reference to this prospectus supplement and the accompanying prospectus;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our bonds and the impact such investment will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in our bonds, including where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of our bonds and be familiar with the behaviour of any relevant indices and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Exchange Rate Risk

Prospective investors in our bonds should be aware that an investment in our bonds may involve exchange rate risks. Our bonds may be denominated in a currency other than the currency of the investor’s home jurisdiction and/or in a currency other than the currency in which an investor wishes to receive funds. Exchange rates between currencies are determined by factors of supply and demand in the international currency markets which are influenced by macro economic factors, speculation and central bank and government intervention (including the imposition of currency controls and restrictions). Fluctuations in exchange rates may affect the value of our bonds. Accordingly, only investors who understand and are able to bear the risks associated with movements in foreign exchange rates and how such movements may affect our bonds should consider purchasing our bonds.

The secondary market generally

Our bonds may have no established trading market when issued, and one may never develop. If a market does develop, it may not be sustained throughout the life of our bonds or be liquid. Therefore, investors may not be able to sell their bonds easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of our bonds.

Risks Relating to Our Bonds

Limited Liquidity

The fact that our bonds may be listed does not necessarily assure liquidity. No assurance can be given that there will be a market for our bonds. If our bonds are not traded on any stock exchange, pricing information for such bonds may be more difficult to obtain, and the liquidity and market prices of such bonds may be adversely affected. The liquidity of our bonds may also be affected by restrictions on offers and sales of our bonds in some jurisdictions. The underwriters may from time to time make a market in our bonds but are under no obligation to do so and, if a market does develop, it may not continue until the maturity of all our bonds.

Bonds subject to optional redemption by us

Our ability to redeem our bonds in circumstances of changes in applicable laws or treaties may limit their market value. During any period when we may elect to redeem our bonds, the market value of our bonds generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.

RECENT DEVELOPMENTS

JAPAN

INTRODUCTORY NOTE

The following tables and information update the tables and information relating to Japan found in its Annual Report on Form 18-K for the year ended March 31, 2006. The data relating to the Gross Domestic Product and National Income of Japan in the sections entitled “—The Economy” and “—Industry” have been revised and restated in their entirety because of a change in the method of calculation of the GDP. The remaining sections have been updated to reflect current information, and have not been revised in their entirety. In those sections, information pertaining to previous years is provided solely for your convenience.

BANK OF JAPAN INTEREST RATE

On March 1, 2001, The Bank of Japan lowered its basic discount rate and basic loan rate from 0.35% to 0.25%. On September 19, 2001, The Bank of Japan further lowered its basic discount rate and basic loan rate to 0.10%. On July 14, 2006, The Bank of Japan raised its basic discount rate and basic loan rate to 0.40%, and on February 21, 2007, it further raised its basic discount rate and basic loan rate to 0.75% where it remains today.

THE ECONOMY

Gross Domestic Product and National Income

In March 2007, Japan announced revised gross domestic product financial data for JFY 2004 through JFY 2005. The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2001 through JFY 2005 (based on the chain-linked method) and reflects the March 2007 revisions. As of the date of this prospectus supplement, gross domestic product data for JFY 2006 is not available.

	JFY 2001	JFY 2002	JFY 2003	JFY 2004	JFY 2005	Percentage of JFY 2005
	(yen amounts in billions)
Total Consumption
Private Sectors	¥283,349	¥283,201	¥282,563	¥284,361	¥287,468	57.1%
Public Sectors	87,664	87,681	88,613	89,790	90,678	18.0

	371,013	370,882	371,176	374,151	378,146	75.1
Total Gross Capital Formation
Private Sectors
Producers’ Durable Equipment	68,829	65,115	67,397	71,083	74,975	14.9
Residential Construction	18,515	17,928	17,936	18,414	18,430	3.7
Public Sectors	32,096	29,956	27,139	24,006	24,002	4.8

	119,440	112,999	112,472	113,504	117,407	23.3
Additions to Business Inventories
Private Sectors	(792)	(325)	845	1,414	992	0.2
Public Sectors	113	123	59	278	245	0.0

	(679)	(202)	904	1,692	1,237	0.2
Net Exports of Goods and Services	3,869	6,197	9,195	8,929	6,502	1.3

Nominal Gross Domestic Expenditures	¥493,645	¥489,875	¥493,748	¥498,275	¥503,293	100.0%

Real Gross Domestic Expenditures(a)	¥501,618	¥507,015	¥517,715	¥527,826	¥540,400

Surplus of the Nation on Current Account Exports of Goods and Services and Other Receipts from Abroad	13,716	12,518	12,787	14,749	19,164
Less: Imports of Goods and Services and Other Payments Abroad	(5,174)	(4,477)	(4,001)	(4,721)	(5,960)

	8,542	8,041	8,786	10,029	13,204

Gross National Income	¥502,186	¥497,916	¥502,534	¥508,304	¥516,496
Percentage Changes of GDP from Previous Year
At Nominal Prices	–2.1%	–0.8%	0.8%	0.9%	1.0%
At Real Prices(a)	–0.8	1.1	2.1	2.0	2.4
Deflator	–1.3	–1.8	–1.3	–1.0	–1.3

(a)	Real prices are based on calendar year 2000.
Source:	Economic and Social Research Institute, Cabinet Office.

In March 2007, Japan announced revised quarterly gross domestic product financial data for the first quarter of JFY 1994 through the third quarter of JFY 2006. The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for the quarters below in JFY 2004, JFY 2005 and JFY 2006 (based on the chain-linked method) and reflects the March 2007 revisions. As of the date of this prospectus supplement, gross domestic product data for the fourth quarter of 2006 is unavailable.

Quarterly Gross Domestic Product(a)

	JFY 2004	JFY 2005				JFY 2006
	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter
	(yen amounts in billions)
Nominal Gross Domestic Expenditures	¥498,638	¥501,271	¥502,350	¥503,368	¥505,567	¥506,414	¥506,229	¥513,142

Real Gross Domestic Expenditures(b)(c)	¥531,375	¥535,924	¥539,794	¥541,723	¥545,620	¥547,354	¥547,980	¥555,352

Percentage Changes of GDP from Corresponding Quarter of Previous Year At Nominal Prices(d)	0.0%	0.7%	0.7%	1.0%	1.6%	1.0%	0.8%	1.8%
At Real Prices(c)(d)	1.0	1.8	2.1	2.7	2.9	2.1	1.5	2.3
Deflator	–1.0	–1.0	–1.4	–1.6	–1.3	–1.1	–0.7	–0.5

(a)	Quarterly GDP financial data is subject to change.
(b)	Numbers are based on seasonally-adjusted GDP figures.
(c)	Real prices are based on calendar year 2000.
(d)	Percentage changes are based on original GDP figures.
Source:	Economic and Social Research Institute, Cabinet Office.

In March 2007, Japan announced revised national income financial data for JFY 1996 through JFY 2005. The following table sets forth national income for JFY 2001 through JFY 2005 and reflects the March 2007 revisions. As of the date of this prospectus supplement, national income data for JFY 2006 is unavailable.

National Income

	JFY 2001	JFY 2002	JFY 2003	JFY 2004	JFY 2005
		(yen amounts in billions)
Domestic Factor Income	¥361,334	¥355,761	¥358,079	¥362,901	¥367,630
Net Income from Abroad	8,542	8,041	8,786	10,029	13,204

National Income at Nominal Prices	¥369,876	¥363,802	¥366,865	¥372,930	¥380,834

Percentage Changes of Income at Nominal Prices from Previous Fiscal Year	–2.3%	–1.6%	0.8%	1.7%	2.1%

Source: Economic and Social Research Institute, Cabinet Office.

INDUSTRY

The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for the following calendar years indicated.

GDP by Industrial Sectors (at nominal prices)

	2001	2002	2003	2004	2005
Industry
Agriculture, Forestry and Fisheries	1.7%	1.7%	1.7%	1.6%	1.5%
Mining	0.1	0.1	0.1	0.1	0.1
Manufacturing	20.9	20.6	21.0	21.2	21.0
Construction	7.1	6.9	6.6	6.6	6.3
Electric Power Generation, Gas and Water	2.8	2.7	2.6	2.6	2.4
Wholesale and Retail Trade	14.0	13.8	13.5	13.6	13.8
Finance and Insurance	6.4	6.8	7.0	6.8	7.0
Real Estate	11.8	12.1	12.2	12.0	12.0
Transportation and Communication	6.9	7.0	7.0	6.9	6.9
Services	20.8	21.1	21.3	21.1	21.5

Total	92.7	92.9	92.9	92.4	92.5
Public Services
Electric Power Generation, Gas and Water	1.0	1.0	1.0	1.0	1.0
Services	2.8	2.8	2.8	2.7	2.7
Public Administration	5.6	5.7	5.7	5.7	5.7

Total	9.3	9.6	9.5	9.4	9.4
Non-Profit Services	1.8	1.9	1.9	2.0	2.0

Total	103.9%	104.4%	104.4%	103.7%	103.9%

Source:	Annual Report on National Accounts, Economic and Social Research Institute, Cabinet Office.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

The following tables set forth information relating to foreign trade, and exports and imports, for the calendar years indicated. In these tables exports are stated on an f.o.b. basis and imports on a c.i.f. basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)

Foreign Trade of Japan

	Value Index(a)		Quantum Index(a)		Unit Value Index(a)		Terms of Trade(b)
	Exports	Imports	Exports	Imports	Exports	Imports	Index
2002	100.9	103.1	97.7	100.0	103.2	103.2	100.1
2003	105.6	108.4	102.5	107.1	103.0	101.2	101.8
2004	118.4	120.2	113.4	114.6	104.4	104.9	99.5
2005	127.1	139.1	114.4	117.9	111.1	118.0	94.2
2006(c)	145.7	164.1	123.2	123.1	118.2	133.3	88.7

(a)	Calendar year 2000=100.
(b)	Unit value index of exports divided by unit value index of imports, multiplied by 100.
(c)	The 2006 data is provisional.
Source:	Japan Tariff Association, Ministry of Finance.

Geographic Distribution of Japan’s Exports and Imports

	2002		2003		2004		2005		2006(a)
	(yen amounts in billions)
JAPAN’S EXPORTS
Asia	¥22,439	43.1%	¥25,318	46.4%	¥29,637	48.4%	¥31,796	48.4%	¥35,802	47.6%
China	4,980	9.6	6,635	12.2	7,994	13.1	8,837	13.5	10,796	14.3
(Asian NIES)	11,805	22.7	12,803	23.5	15,103	24.7	15,958	24.3	17,489	23.2
(ASEAN)	6,970	13.4	7,080	13.0	7,893	12.9	8,340	12.7	8,893	11.8
Oceania	1,278	2.5	1,416	2.6	1,603	2.6	1,714	2.6	1,811	2.4
Australia	1,039	2.0	1,147	2.1	1,277	2.1	1,370	2.1	1,463	1.9
North America	15,791	30.3	14,267	26.2	14,557	23.8	15,777	24.0	18,096	24.0
U.S.A.	14,873	28.5	13,412	24.6	13,731	22.4	14,805	22.5	16,938	22.5
Canada	918	1.8	855	1.6	826	1.4	972	1.5	1,159	1.5
Central and South America	2,036	3.9	1,930	3.5	2,345	3.8	2,760	4.2	3,545	4.7
Western Europe	8,164	15.7	8,929	16.4	9,790	16.0	9,740	14.8	11,030	14.7
EU	7,663	14.7	8,351	15.3	9,462	15.5	9,652	14.7	10,896	14.5
Central and Eastern Europe, Russia etc.	364	0.7	554	1.0	841	1.4	1,133	1.7	1,643	2.2
Russia	118	0.2	204	0.4	337	0.6	495	0.8	821	1.1
Middle East	1,423	2.7	1,489	2.7	1,565	2.6	1,823	2.8	2,232	3.0
Africa	614	1.2	645	1.2	828	1.4	904	1.4	1,094	1.5

Total	¥52,109	100.0%	¥54,548	100.0%	¥61,170	100.0%	¥65,657	100.0%	¥75,254	100.0%

JAPAN’S IMPORTS
Asia	¥18,358	43.5	¥19,727	44.5%	¥22,224	45.2%	¥25,279	44.4%	¥29,320	43.7%
China	7,728	18.3	8,731	19.7	10,199	20.7	11,975	21.0	13,773	20.5
(Asia NIES)	4,440	10.5	4,512	10.2	5,044	10.2	5,602	9.8	6,584	9.8
(ASEAN)	6,465	15.3	6,780	15.3	7,298	14.8	8,013	14.1	9,276	13.8
Oceania	2,074	4.9	2,068	4.7	2,457	5.0	3,098	5.4	3,660	5.4
Australia	1,753	4.2	1,744	3.9	2,103	4.3	2,706	4.8	3,221	4.8
North America	8,140	19.3	7,704	17.4	7,680	15.6	8,067	14.2	9,024	13.4
U.S.A.	7,237	17.1	6,825	15.4	6,763	13.7	7,074	12.4	7,910	11.8
Canada	895	2.1	871	2.0	910	1.8	985	1.7	1,107	1.6
Central and South America	1,198	2.8	1,210	2.7	1,488	3.0	1,767	3.1	2,295	3.4
Western Europe	6,081	14.4	6,322	14.3	6,830	13.9	7,056	12.4	7,574	11.3
EU	5,482	13.0	5,670	12.8	6,209	12.6	6,470	11.4	6,950	10.3
Central and Eastern Europe, Russia etc.	570	1.3	653	1.5	814	1.7	924	1.6	1,063	1.6
Russia	410	1.0	490	1.1	617	1.3	682	1.2	774	1.2
Middle East	5,095	12.1	5,928	13.4	6,782	13.8	9,664	17.0	12,687	18.9
Africa	710	1.7	749	1.7	941	1.9	1,092	1.9	1,537	2.3

Total	¥42,228	100.0%	¥44,362	100.0%	¥49,217	100.0%	¥56,949	100.0%	¥67,164	100.0%

(a)	The 2006 data is provisional.
Source:	The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Balance of Payments

The following table sets forth information relating to the balance of payments of Japan for the calendar years indicated.

Balance of Payments of Japan

	2002	2003	2004	2005	2006(a)
	(in billions)
Current Account	¥14,140	¥15,767	¥18,618	¥18,259	¥19,839
Balance on Goods and Services	6,469	8,355	10,196	7,693	7,334
Trade Balance	11,550	11,977	13,902	10,335	9,460
Exports (f.o.b.)	49,480	51,934	58,295	62,632	71,618
Imports (f.o.b.)	37,929	39,958	44,393	52,297	62,158
Services	(5,081)	(3,622)	(3,706)	(2,642)	(2,126)
Income	8,267	8,281	9,273	11,382	13,745
Current Transfers	(596)	(870)	(851)	(816)	(1,240)
Capital and Financial Account(b)	(8,478)	7,734	1,737	(14,007)	(12,296)
Balance on Financial Account	(8,056)	8,201	2,250	(13,458)	(11,750)
Assets	322	1,280	(21,390)	(13,550)	(7,264)
Liabilities	(8,378)	6,921	23,640	92	(4,486)
Capital Account	(422)	(467)	(513)	(549)	(546)
Changes in Reserve Assets(c)	(5,797)	(21,529)	(17,268)	(2,456)	(3,720)
Errors and Omissions	135	(1,972)	(3,088)	(1,796)	(3,824)

(a)	The 2006 data is provisional.
(b)	Numbers in parentheses indicate outflows of capital resulting from either increases in assets or decreases in liabilities.
(c)	Parenthesis for change in Reserve Assets represents an increase in reserve assets.
Source:	Balance of Payments, Ministry of Finance.

Official Foreign Exchange Reserves

The following table shows the breakdown of Japan’s official foreign exchange reserves as of the end of the years indicated.

Official Foreign Exchange Reserves (a)

As of December 31,	Gold(b)	Foreign Exchange	IMF Reserve Position	Special Drawing Rights	Total
	(in millions)
2002	$8,542	$451,458	$7,203	$2,525	$469,728
2003	10,241	652,790	7,733	2,765	673,529
2004	10,776	824,264	6,701	2,802	844,543
2005	12,621	828,813	2,878	2,585	846,897
2006	15,639	874,596	1,933	2,812	895,320

(a)	The foreign exchange reserves, which are officially recorded in U.S. dollars by the Ministry of Finance, do not include: (i) net balance of bilateral accounts between the Bank of Japan and foreign central banks, and (ii) foreign exchange holdings of commercial banks.
Source:	International Reserves/Foreign Currency Liquidity, Ministry of Finance.
(b)	Until 1999, gold was valued at SDR 35 per ounce. Since 2000, the valuation of gold has been changed to reflect marked-to-market values.

Foreign Exchange Rates

The following table sets forth the high, low and average daily interbank rate for the U.S. dollar in the Tokyo foreign exchange market for the calendar years indicated.

	2002	2003	2004	2005	2006
Average (Central Rate)	¥125.14	¥115.94	¥108.17	¥110.21	¥116.31
High	135.04	121.48	114.80	121.40	119.80
Low	115.63	106.93	101.83	101.87	109.02

Source: Foreign Exchange, Bank of Japan.

GOVERNMENT FINANCE

Revenues, Expenditures and Budgets

The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2001 through JFY 2005, JFY 2006 (provisional results as of December 31, 2006) and the initial budget for JFY 2007.

Summary of Consolidated General and Special Accounts

	JFY 2001	JFY 2002	JFY 2003	JFY 2004	JFY 2005	JFY 2006 Provisional Results as of December 31, 2006	JFY 2007 Initial Budget
	(in billions)
REVENUES
Total Revenues, General Account	¥86,903	¥87,289	¥85,623	¥88,898	¥89,000	¥85,394	¥82,909
Total Revenues, Special Accounts	396,224	399,746	385,755	419,300	452,141	508,707	389,495
EXPENDITURES
Total Expenditures, General Account	¥84,811	¥83,674	¥82,416	¥84,897	¥85,520	¥85,368	¥82,909
Total Expenditures, Special Accounts	363,337	373,898	357,691	376,033	401,184	460,458	361,880

Source: Budget, Ministry of Finance

General Account

	JFY 2001	JFY 2002		JFY 2003	JFY 2004	JFY 2005	JFY 2006 (Revised Budget)(a)	JFY 2007 Initial Budget
	(in billions)
REVENUES
Tax and Stamp Revenues	¥47,948	¥43,833		¥43,282	¥45,589	¥49,065	¥50,468	¥53,467
Carried-over Surplus	4,040	2,092		3,615	3,207	4,001	1,566	0
Government Bond Issues	30,000	34,968		35,345	35,490	31,269	27,470	25,432
Income from Operation	—	—		17	17	16	17	16
Gains from Deposition of Assets	—	—		441	403	332	241	271
Miscellaneous Receipts	4,915	6,396		2,923	4,192	4,317	3,696	3,723

Total Revenues	¥86,903	¥87,289		¥85,623	¥88,898	¥89,000	¥83,458	¥82,909

EXPENDITURES
Local Allocation Tax Grants, etc.	¥16,706	¥16,479		¥17,399	¥17,662	¥17,441	¥16,701	¥14,932
National Debt Service	15,829	15,600		15,544	17,515	18,736	18,915	20,999
Social Security	19,291	19,633		19,720	20,286	20,603	20,873	21,141
Public Works	10,820	9,162		9,359	8,236	8,391	7,777	6,947
Education and Science	6,677	6,731		6,472	6,149	5,701	5,482	5,274
National Defense	4,969	4,920		4,927	4,898	4,878	4,870	4,802
Government Employee Pensions and Others	1,350	1,282		1,207	1,136	1,065	999	924
Economic Assistance	961	838		900	880	784	802	691
Major Foodstuff Measures	738	735		744	652	657	632	607
Energy Measures	632	563		557	504	493	471	865
Small and Medium-sized Businesses	425	628		241	288	237	252	163
Transfer to the Industrial Investment Special Account	664	2,034		102	98	71	48	20
Financial Aid upon Repayment of Public Investments in Connection with the Structural Reform	—	—		—	1,281	1,130	—	—
Miscellaneous	5,749	5,070		5,243	5,312	5,335	5,388	5,195
Contingencies	0	0		0	0	0	250	350
Other Expenditures	0	1	(b)	0	0	0	—	—

Total Expenditures	¥84,811	¥83,674		¥82,416	¥84,897	¥85,520	¥83,458	¥82,909

Surplus of Revenues over Expenditures	¥2,092	¥3,615		¥3,207	¥4,001	¥3,481	¥—	¥—

(a)	As of the date of this prospectus supplement, the provisional results for JFY 2006 General Account are not available.
(b)	The JFY 2002 data includes a reversal of funds to make up for deficits incurred in connection with the JFY 2001 settlement of accounts.

Source: Budget, Ministry of Finance.

Special Accounts

	JFY 2001		JFY 2002		JFY 2003		JFY 2004		JFY 2005		JFY 2006 Provisional Results as of December 31, 2006		JFY 2007 Initial Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions)
Trust Fund Bureau	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Fiscal Loan Program Funds	¥58,453	¥55,544	¥45,027	¥41,418	¥52,104	¥48,418	¥60,461	¥56,783	¥47,875	¥43,925	¥72,532	¥69,972	¥41,213	¥39,038
Government Bonds Consolidation Fund	138,538	124,337	154,193	142,293	169,141	154,202	193,632	164,200	223,650	189,143	260,766	223,835	199,024	179,024
Foreign Exchange Fund	2,189	15	1,901	166	3,668	23	2,253	27	3,015	50	3,638	655	3,917	1,501
Local Allocation and Local Transfer Tax	61,005	60,273	64,573	63,889	67,427	66,673	69,875	68,108	72,876	70,840	74,828	72,898	50,674	48,975
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure(a)	1,144	621	1,013	474	1,685	1,156	2,311	1,805	2,670	2,232	2,379	2,265	—	—
Measures for Energy(a)	—	—	—	—	—	—	—	—	—	—	—	—	2,649	2,649
National Schools(b)	2,974	2,854	3,293	2,985	3,006	2,959	—	—	—	—	—	—	—	—
Welfare Insurances(c)	39,772	39,391	40,352	40,510	40,773	41,091	42,651	42,277	52,593	51,447	45,327	45,323	—	—
Seamen’s Insurances	83	86	75	79	76	73	72	67	71	64	69	66	65	65
National Hospital(b)	1,078	1,059	1,034	993	1,006	973	—	—	—	—	—	—	—	—
National Advanced Medical Center	—	—	—	—	—	—	150	148	165	164	199	199	149	149
National Pensions(c)	23,354	22,063	22,069	20,729	22,698	21,210	23,313	21,917	24,994	23,668	25,491	24,875	—	—
Pensions(c)	—	—	—	—	—	—	—	—	—	—	—	—	72,233	72,233
Foodstuff Control(d)	4,092	4,083	3,969	3,960	3,509	3,454	2,490	2,477	2,337	2,326	2,661	2,540	—	—
Stable Supply of Foodstuff(d)	—	—	—	—	—	—	—	—	—	—	—	—	3,294	3,286
Agricultural Mutual Aid Reinsurance	114	47	115	52	167	142	116	88	107	50	109	76	125	114
National Forest Service	505	500	522	512	530	523	535	530	543	528	485	487	459	459
National Land Improvement	620	603	611	578	597	559	530	512	591	563	602	573	504	504
Trade Reinsurance	192	37	242	79	269	20	365	24	574	6	786	158	708	213
Compensation Reinsurance for Motor Vehicle Damages	2,967	573	868	761	819	675	544	474	286	219	173	110	141	82
Harbor Improvement	552	510	508	482	451	432	426	409	409	385	388	385	322	322
Airport Improvement	559	528	516	479	506	476	528	461	534	442	676	647	566	566
Postal Services(e)	6,976	6,985	6,752	6,741	—	—	—	—	—	—	—	—	—	—
Postal Savings(e)	12,136	10,930	13,100	10,391	—	—	—	—	—	—	—	—	—	—
Postal Life Insurances(e)	19,030	15,087	18,218	18,218	—	—	—	—	—	—	—	—	—	—
Labor Insurance	8,848	8,294	8,870	8,100	8,122	7,313	8,170	6,809	8,907	7,066	9,183	7,410	7,753	7,173
Road Construction and Improvement	5,933	5,041	5,642	4,849	5,302	4,349	5,459	4,702	4,979	4,117	4,974	4,945	3,617	3,617
Others	5,110	3,876	6,280	5,159	3,900	2,970	5,420	4,214	4,963	3,949	3,440	3,039	2,080	1,909

Total Revenues and Expenditures(f)	¥396,224	¥363,337	¥399,746	¥373,898	¥385,755	¥357,691	¥419,300	¥376,033	¥452,141	¥401,184	¥508,707	¥460,458	¥389,495	¥361,880

(a)	The account of “Measures for Petroleum and the Advancement of Energy Demand and Supply Structure” has been incorporated in the newly established account of “Measures for Energy” effective JFY2007.
(b)	Accounts abolished after April 1, 2004.
(c)	The accounts of “Welfare Insurance” and “National Pensions” have been combined under the new account name of “Pensions” effective JFY2007.
(d)	The account of “Foodstuff Control” has been combined with certain miscellaneous accounts under the new account name of “Stable Supply of Foodstuff” effective JFY2007.
(e)	Removed from the national budget as the postal services were reorganized into a public corporation effective April 1, 2003.
(f)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.

Source: Budget, Ministry of Finance.

Government Affiliated Agencies

	JFY 2001		JFY 2002		JFY 2003		JFY 2004		JFY 2005		JFY 2006 (Revised Budget)(a)		JFY 2007 Initial Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions)
Total	¥6,584	¥6,628	¥5,864	¥5,997	¥5,433	¥5,206	¥5,066	¥4,563	¥4,710	¥4,103	¥4,736	¥4,291	¥2,702	¥2,343

(a)	As of the date of this prospectus supplement, the JFY 2006 provisional results are not available.

Source: Budget, Ministry of Finance.

DEVELOPMENT BANK OF JAPAN

RECENT DEVELOPMENTS REGARDING SPECIAL PUBLIC INSTITUTIONS

In February 2007, the Cabinet submitted to the Diet a bill to privatize DBJ (the “New DBJ Law”), and the bill is currently under discussion in the Diet.

The New DBJ law contemplates the establishment, in October 2008, of a joint stock corporation (“New DBJ”), which will succeed to the business of DBJ. Under the New DBJ Law, New DBJ will initially be wholly owned by the Japanese Government. The New DBJ Law provides that, within a time period that is targeted to last five to seven years, the Japanese Government will dispose of all of the common stock of New DBJ that it will initially own (the “complete privatization”). Promptly after the complete privatization, the Japanese Government will take steps to abolish the New DBJ Law.

With respect to the transition period leading to the complete privatization, the New DBJ Law provides the following:

•

When New DBJ is established in October 2008, DBJ will contribute its assets and liabilities to New DBJ in exchange for shares of New DBJ’s common stock, and thereafter, upon transferring such shares to the Japanese Government, DBJ will be dissolved. The Development Bank of Japan Law (the “DBJ Law”), which currently governs DBJ, will be abolished.

•

Under the New DBJ Law, the activities of New DBJ will be primarily those of DBJ (making equity investments in, and providing loans and guarantees to, qualified projects; and making borrowings from the government and issuing government-guaranteed and non-guaranteed bonds to finance its operations). In addition, New DBJ will be authorized to accept negotiable deposits and issue bank debentures to investors. The New DBJ Law will also enable New DBJ to utilize new financing technologies in its operations.

•

Supervision of New DBJ by the Japanese Government will be limited to the requisite minimum, taking into account as references the laws governing other companies wholly owned by the Japanese Government and finance-related laws and regulations. Involvement of the Japanese Government in New DBJ’s affairs will be reduced as compared with its current involvement in DBJ, bearing in mind such matters as the need to secure an equal footing between New DBJ and private financial institutions and the need to secure public benefit with respect to fiscal measures.

•

In order to make a smooth transition from the current financing structure (of DBJ) that relies primarily on financing backed by government credit to a stable financing structure without such backing, during the transition period New DBJ will be permitted to make borrowings from the Japanese Government and to issue government-guaranteed bonds.

•

During the preparation period leading to the establishment of New DBJ in October 2008, in addition to obtaining borrowings from the Japanese Government and issuing government-guaranteed bonds, DBJ will be permitted to obtain long-term borrowings from the private sector.

•

With respect to various laws that currently set forth mechanisms for utilizing financing from DBJ, by October 2008, the Japanese Government will consider the manner in which an equal footing with private financial institutions that might provide such financing will be secured and take appropriate measures.

The Japanese Government’s guarantee of DBJ’s bonds, including the bonds offered by this offering, will continue unchanged after DBJ’s obligations and liabilities thereunder are transferred to New DBJ.

CAPITALIZATION

The following table shows our capitalization in accordance with the DBJ Law and regulations thereunder as of September 30, 2006 and as adjusted solely to give effect to the issuance of the bonds being offered hereby. Other than as described below, there has been no material change in our capitalization since September 30, 2006.

	Actual	As Adjusted
	(in millions)
Long-term borrowings:
Long-term borrowings from Government	¥8,478,423		¥8,478,423
Total bonds and notes(1)	2,382,299		•
Total received funds	16,883		16,883

Total long-term borrowings(1)(2)	10,877,605		•
Capital and statutory reserve:
Capital(3)	1,272,286		1,272,286
Statutory reserve	1,106,044		1,106,044

Total capital and statutory reserve	2,378,330		2,378,330

Total capitalization(1)	¥13,255,935	¥	•

(1)	Excluding the bonds offered hereby, the Bank has issued an aggregate of ¥493,765 million in bonds since September 30, 2006, including non-guaranteed bonds in the aggregate principal amount of ¥280,000 million and government-guaranteed bonds in the aggregate principal amount of ¥213,765 million.
(2)	Includes current maturities.
(3)	The Bank’s capital is not represented by shares. As of the date of this prospectus supplement, the Bank’s capital was ¥1,272,286 million.
(4)	The Bank does not have any short-term borrowings.

SOURCES OF FUNDS

The Bank derives its funds for lending operations from a variety of sources, including borrowings from the Japanese Government, issuing government guaranteed and non-guaranteed debt securities, repayments of loans and internal sources. For further information regarding the Bank’s sources of funds, you should refer to the Bank’s Annual Report on Form 18-K for the fiscal year ended March 31, 2006. The following table sets forth information regarding the Bank’s expected sources of funds as originally budgeted for the fiscal year ended March 31, 2007 and for the fiscal year ending March 31, 2008.

	Year ended/ending March 31,
	2007	2008
	(in billions)
Borrowings from the Government	¥374	¥364
Government-Guaranteed Domestic Bonds	190	190
Government-Guaranteed International Bonds	190	190
Funds from Industrial Investment Special Account	—	—
Non-Guaranteed Bonds	240	290
Others	116	216

Total	¥1,110	¥1,250

CAPITAL RATIOS

As of September 30, 2006, the Bank’s Tier 1 capital ratio was 16.07% and its total capital ratio was 16.63%, both as measured pursuant to the standards established by Japan’s Ministry of Finance and Financial Services Agency, which are based on the standards proposed by the Bank for International Settlements.

OPERATIONS

The total amount of the Bank’s outstanding loans was ¥12,447 billion as of September 30, 2006, as compared to ¥13,266 billion as of September 30, 2005 and ¥12,873 billion as of March 31, 2006. Based on the Japanese Government’s initial budget for the fiscal year ending March 31, 2008, the Bank expects its new loans and investments to be ¥1,250 billion for the year ending March 31, 2008.

Under both the Banking Law and the Financial Revitalization Law, the Bank’s total non-performing loans amounted to ¥175 billion as of September 30, 2006, as compared to ¥303 billion as of September 30, 2005 and ¥205 billion as of March 31, 2006. See “Business—Non-performing Loans” in the Annual Report on Form 18-K for the year ended March 31, 2006 for a further discussion of the differences in the accounting treatment of non-performing loans between the Banking Law and Financial Revitalization Law.

SUMMARY FINANCIAL INFORMATION

The following summary financial information as of and for the years ended March 31, 2005 and 2006 and the six months ended September 30, 2005 and 2006 should be read in conjunction with the financial statements and notes thereto included in our Annual Report on Form 18-K for the year ended March 31, 2006 incorporated by reference in the accompanying prospectus.

The non-consolidated statement of earnings data for the years ended March 31, 2005 and 2006, and the non-consolidated balance sheet data as of March 31, 2005 and 2006, that are identified as statutory financial data are derived from the financial statements prepared by us in accordance with the DBJ Law and regulations thereunder. These financial statements have been audited by our auditors, who are appointed by the Minister of Finance, and are included in Exhibit 1 to our Annual Report on Form 18-K for the year ended March 31, 2006, which is incorporated into the accompanying prospectus by reference. The non-consolidated statement of earnings data for the six months ended September 30, 2005 and 2006 and the non-consolidated balance sheet data as of September 30, 2005 and 2006 have been derived from our financial statements prepared by us in accordance with the DBJ Law and regulations thereunder, which have been audited by our auditors and submitted to the Minister of Finance but are not included in our Annual Report on Form 18-K for the year ended March 31, 2006, the accompanying prospectus or this prospectus supplement.

The consolidated statement of operations data for the years ended March 31, 2005 and 2006, and the consolidated balance sheet data as of March 31, 2005 and 2006, that are identified as being in accordance with Japanese GAAP, are derived from our consolidated financial statements prepared in accordance with generally accepted accounting standards, procedures and practices for Japanese private corporations (“Japanese GAAP”). These financial statements have been audited by Misuzu Audit Corporation (formerly known as ChuoAoyama PricewaterhouseCoopers), independent accountants, and, together with our non-consolidated financial statements in accordance with Japanese GAAP, are included in Exhibit 4 to our Annual Report on Form 18-K for the year ended March 31, 2006. The consolidated statement of operations data for the six months ended September 30, 2005 and 2006 and the consolidated balance sheet data as of September 30, 2005 and 2006 have been derived from our unaudited consolidated financial statements, which are not included in our Annual Report on Form 18-K for the year ended March 31, 2006, the accompanying prospectus or this prospectus supplement.

The principal differences in accounting practice between the two sets of financial statements include differences in the accounting for allowance in relation to loans and equity investments, allowance for employee retirement benefits and financial instruments. For a further discussion, see “Financial Statements of the Development Bank of Japan and Auditors” in our Annual Report on Form 18-K for the year ended March 31, 2006.

STATUTORY FINANCIAL DATA

Non-consolidated Statements of Earnings

	Year ended March 31,		Six months ended September 30,
	2005	2006	2005	2006
	(in millions)
Interest Income:
Interest on Loans	¥427,027	¥368,336	¥187,310	¥165,060
Income on Securities	1,425	1,451	732	1,123
Other Interest Income	242	469	459	252

	428,695	370,257	188,503	166,436
Interest Expenses:
Interest on Bonds and Notes	38,613	39,325	18,984	21,007
Interest on Borrowings	278,851	231,639	117,270	96,760

	317,464	270,964	136,255	117,768

Net Interest Income	111,231	99,293	52,248	48,668

Other Income
Fees and Commissions	2,250	2,494	1,180	1,228
Others	5,522	8,527	5,481	8,500

	7,772	11,021	6,662	9,728

Administrative and Other Expenses:
Salaries and related expenses	16,628	16,523	8,612	8,405
Other administrative expenses	9,603	9,825	4,257	4,371
Depreciation	924	864	431	390
Fees and Commissions	54	40	16	8
Write-off of Claims	35,837	72,061	7,208	15,373
Others	6,047	6,315	4,668	1,625

	69,096	105,631	25,195	30,176

Earnings before Provision for Loan Losses	49,907	4,683	33,714	28,221
Reversal of Allowance for Loan Losses	2,625	2,992	1,736	1,228

Net Earnings	¥52,533	¥7,675	¥35,451	¥29,450

Appropriation of Net Earnings:
Statutory reserve	41,896	7,675	35,451	29,450
Payment to National Treasury	10,636	—	—	—

Total Appropriation of Net Earnings	¥52,533	¥7,675	¥35,451	¥29,450

Non-consolidated Balance Sheets

	As of March 31,		As of September 30,
	2005	2006	2005	2006
	(in millions)
ASSETS:
Cash and Due from Banks	¥18,035	¥27,572	¥13,830	¥36,551
Securities	320,825	388,254	454,020	401,517
Loans	13,965,566	12,968,029	13,386,620	12,558,534
Less—Allowance for Loan Losses	(41,896)	(38,904)	(40,159)	(37,675)

	13,923,670	12,929,124	13,346,461	12,520,859
Equity Investments	200,132	235,250	199,498	267,500
Premises and Equipment	57,064	56,380	57,066	56,397
Less—Accumulated depreciation	(19,704)	(20,074)	(20,089)	(20,436)

	37,359	36,306	36,975	35,961
Accrued Income Receivable	60,633	52,745	57,800	53,473
Other Assets	9,208	454	566	539
Unamortized Discount on Bonds and Notes	2,618	2,618	2,812	3,056
Customer’s Liability for Acceptances and Guarantees	98,757	161,605	103,075	226,709

TOTAL ASSETS	¥14,671,241	¥13,833,932	¥14,215,039	¥13,546,169

LIABILITIES, CAPITAL AND STATUTORY RESERVE:
Liabilities:
Bonds and Notes	¥1,944,801	¥2,261,799	¥2,231,069	¥2,382,299
Long-term Borrowings	10,214,800	9,004,474	9,494,788	8,495,306
Accrued Expenses Payable	38,155	35,967	45,113	41,381
Other Liabilities	29,711	21,205	21,162	22,142
Acceptance and Guarantees	98,757	161,605	103,075	226,709

TOTAL LIABILITIES	12,376,225	11,485,051	11,895,208	11,167,838

Capital and Statutory Reserve:
Capital	1,215,461	1,272,286	1,215,461	1,272,286
Retained Earnings	52,533	7,675	35,451	29,450
Statutory Reserve	1,027,021	1,068,919	1,068,918	1,076,594

TOTAL CAPITAL AND STATUTORY RESERVE	2,295,015	2,348,880	2,319,831	2,378,330

TOTAL LIABILITIES, CAPITAL AND STATUTORY RESERVE	¥14,671,241	¥13,833,932	¥14,215,039	¥13,546,169

JAPANESE GAAP FINANCIAL DATA

Audited Consolidated Statements of Operations

	Year ended March 31,
	2005	2006
	(in millions)
Revenues
Interest Income	¥426,271	¥367,600
Interest on Loans	424,615	365,949
Interest and Dividends on Securities	1,648	1,640
Interest on Reverse Repurchase Agreements	5	6
Interest on Due from banks	2	4
Other Interest Income	0	0
Fees and Commissions	2,211	2,430
Other Operating Income	16	4
Other Ordinary Income	6,306	16,083
Collection of Written-off Claims	1,864	7,414
Gains on Sales of Premises and Equipment	14	653
Reversal of Write-off of Bad Loans and Equity Investments	50,998	17,699

Total Revenues	¥487,680	¥411,885

Expenses
Interest Expense	¥317,814	¥271,421
Interest on Bonds and Notes	31,466	30,920
Interest on Borrowings	271,583	221,070
Other Interest Expense	14,765	19,430
Fees and Commissions	57	54
Other Operating Expenses	2,737	1,737
General and Administrative Expenses	27,140	25,825
Other Ordinary Expenses	26,036	20,368
Losses on Impairment of Fixed Assets	—	337
Losses on Sales of Premises and Equipment	35	12

Total Expenses	¥373,820	¥319,757

Earnings (Loss) Before Taxes	113,863	92,128
Taxes	638	23
Minority Interests	584	(125)
Net Earnings (Loss)	¥112,639	¥92,231

Audited Consolidated Balance Sheets

	As of March 31,
	2005	2006
	(in millions)
Assets
Cash and Due from Banks	¥20,556	¥28,187
Reverse Repurchase Agreements	107,999	150,003
Money Held in Trust	4,136	28,422
Securities	394,840	433,021
Loans	13,860,747	12,873,226
Other Assets	245,399	203,485
Premises and Equipment	37,638	36,583
Deferred Charges on Bonds and Notes	2,594	2,610
Customers’ Liabilities for Acceptances and Guarantees	98,757	161,567
Allowance for Loan Losses	(280,284)	(199,702)
Allowance for Investment Losses	(20,767)	(31,462)

Total Assets	¥14,471,618	¥13,685,943

Liabilities and Equity

Liabilities
Bonds and Notes	¥1,994,801	¥2,261,799
Borrowings	10,214,800	9,004,474
Other Liabilities	249,472	211,104
Allowance for Bonus Payments	1,651	1,658
Allowance for Employee Retirement Benefits	32,218	30,887
Acceptances and Guarantees	98,757	161,567

Total Liabilities	¥12,591,701	¥11,671,492

Minority Interest	4,498	4,111

Equity
Capital	¥1,215,461	¥1,272,286
Retained Earnings	653,043	734,637
Net Unrealized Gain on Available-for-sale Securities	6,915	3,415

Total Equity	¥1,875,419	¥2,010,339

Total Liabilities and Equity	¥14,471,618	¥13,685,943

JAPANESE GAAP FINANCIAL DATA

Interim Consolidated Statements of Operations

	Six months ended September 30,
	2005	2006
	(in millions)
Revenues
Interest Income	¥186,900	¥165,933
Interest on Loans	185,967	164,482
Interest and Dividends on Securities	929	1,280
Fees and Commissions	1,130	1,842
Other Operating Income	2	210
Other Ordinary Income	6,254	9,317
Special Gains	17,539	61,053

Total Revenues	¥211,825	¥238,356

Expenses
Interest Expense	¥136,498	¥118,050
Interest on Bonds and Notes	15,071	15,984
Interest on Borrowings	112,381	90,988
Fees and Commissions	19	28
Other Operating Expenses	1,465	696
General and Administrative Expenses	13,141	12,839
Other Ordinary Expenses	8,435	8,133
Special Losses	339	1

Total Expenses	¥159,897	¥139,748

Earnings (Loss) Before Taxes	51,929	98,607
Taxes	2	348
Minority losses	3	191

Net Earnings (Loss)	¥51,923	¥98,068

Interim Consolidated Balance Sheets

	As of September 30,
	2005	2006
	(in millions)
Assets
Cash and Due from Banks	¥15,202	¥42,597
Reverse Repurchase Agreements	291,997	168,861
Money Held in Trust	4,894	53,436
Securities	342,576	475,460
Loans	13,266,294	12,447,978
Other Assets	224,547	56,444
Premises and Equipment	36,919	—
Tangible Fixed Assets	—	35,832
Intangible Fixed Assets	—	2
Deferred Charges on Bonds and Notes	2,795	—
Customers’ Liabilities for Acceptances and Guarantees	103,075	223,676
Allowance for Loan Losses	(246,009)	(135,079)
Allowance for Investment Losses	(24,310)	(34,129)

Total Assets	¥14,017,983	¥13,335,080

Liabilities and Equity

Liabilities
Bonds and Notes	¥2,231,069	¥2,380,830
Borrowings	9,494,788	8,513,306
Other Liabilities	237,529	210,670
Allowance for Bonus Payments	1,849	1,814
Allowance for Employee Retirement Benefits	32,005	30,541
Acceptances and Guarantees	103,075	223,676

Total Liabilities	¥12,100,317	¥11,360,837

Minority Interest	4,251	4,426

Equity
Capital	¥1,215,461	¥1,272,286
Retained Earnings	694,330	832,706
Net Unrealized Gain on Available-for-sale Securities	3,621	6,103
Deferred Hedge Gains (Losses)	—	(141,279)

Total Equity	¥1,913,413	¥1,969,816

Total Liabilities and Equity	¥14,017,983	¥13,335,080

USE OF PROCEEDS

We will use the net proceeds of the issue of the bonds, which we estimate will be approximately ¥•, for our general financing purposes.

DESCRIPTION OF THE BONDS AND GUARANTEE

The following terms of the bonds and the guarantee of Japan supplement the description of the general terms of our debt securities under “Description of the Debt Securities and Guarantee” in the accompanying prospectus. For more information, you should refer to the fiscal agency agreement relating to the bonds, a copy of the form of which is filed as an exhibit to Registration Statement No. 333-11678 and a copy of the final form of which is to be filed as an exhibit to an amendment to our Annual Report on Form 18-K for the year ended March 31, 2006 to be filed on or about •, 2007.

General

The bonds will be issued pursuant to a fiscal agency agreement, dated as of •, 2007, among us, Japan and The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, as fiscal agent, principal paying agent and transfer agent, and Union Bank of California, N.A. as U.S. representative of the fiscal agent. The aggregate principal amount of the bonds will be ¥•, and the bonds will mature at par on •.

The bonds will bear interest at the rate per year shown on the front cover of this prospectus supplement, payable in equal semi-annual installments, except that the first payment of interest to be made on •, 2007 shall be in respect of the period from and including •, 2007 to, but excluding, •, 2007, and shall amount to ¥• per ¥10,000,000 principal amount of the bonds. The interest payment dates are • and • of each year, commencing •, 2007. Interest will be payable to the person in whose name the bond is registered at the close of business on the first calendar day of the month in which the interest payment occurs. Whenever it is necessary to compute any amount of accrued interest with respect to the bonds for a period of less than one full year, other than with respect to regular semi-annual interest payments, that interest will be calculated on the basis of the actual number of days in the period and a year of 365 days.

If a date for payment of principal or interest on the bonds falls on a day that is not a business day, the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. The term “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Other than as described below under “—Redemption”, we may not redeem the bonds prior to maturity. The bonds will not be subject to a sinking fund.

Japan will unconditionally and irrevocably guarantee the payment of principal of and interest on and any additional amounts of the bonds.

The bonds will be direct unsecured obligations of the Bank and as among themselves will rank pari passu and be payable without any preference or priority.

Additional terms of the bonds and the guarantee of Japan are described in the accompanying prospectus under “Description of the Debt Securities and Guarantee”.

The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, has its principal corporate office at 12-15 Finsbury Circus, London EC2M 7BT. Under the fiscal agency agreement, the fiscal agent will act in part through its U.S. representative, Union Bank of California, N.A., which has an office at 551 Madison Avenue, 11th Floor, New York, New York 10022. In acting as the fiscal agent for the bonds, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch (or its U.S. representative, as applicable), is the agent of the Bank and Japan, is not a trustee or agent for the holders of the bonds and does not have the same responsibilities or duties to act for such holders as would a trustee or agent.

The initial yield on the bonds is •% per year. This yield is calculated at the issue date of the bonds on the basis of the issue price of the bonds. It is not an indication of future yield.

Additional Amounts

We will pay all amounts that we are required to pay on the bonds without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any taxing authority in Japan, unless the withholding or deduction of taxes is required by law. In that event, we will pay such additional amounts that are necessary so that the net amounts received by any beneficial owner of the bonds after such withholding or deduction will equal the amounts that would have been receivable in the absence of such withholding or deduction.

We will not, however, be obligated to pay any additional amounts:

•	to, or to a third party on behalf of, any beneficial owner of a bond that is a non-resident of Japan or a non-Japanese corporation and is liable for such taxes by reason of such beneficial owner’s having some connection with Japan other than the mere holding of, or the enforcement of its right under, the bond; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that would otherwise be exempt from any such withholding or deduction but that fails to provide, or have provided, to the fiscal agent, with certain information necessary to establish an exemption from withholding or deduction, as provided in the fiscal agency agreement; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that is for Japanese tax purposes treated as a resident of Japan or a Japanese corporation, except for

•	a “designated financial institution” that complies with the requirement to provide the exemption information or to submit a “claim for exemption” and

•	a resident of Japan or a Japanese corporation that duly notifies the fiscal agent of its status as exempt from taxes to be withheld or deducted by reason of such resident or Japanese corporation receiving interest on the bond through a payment handling agent in Japan appointed by it; or

•	more than 30 days after the Relevant Date, except to the extent that any beneficial owner of a bond would have been entitled to additional amounts for payment at the expiration of such 30-day period. By “Relevant Date” we mean the date on which such payment first becomes due, except that, if the amount of the moneys payable has not been received by the fiscal agent on or prior to that due date, “Relevant Date” means the date, after the full amount of such moneys are received, on which notice is duly published as described below under “—Redemption”; or

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26 to 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

•	to, or to a third party on behalf of, a beneficial owner of this bond who would have been able to avoid such withholding or deduction by presenting the relevant bond to another paying agent in a Member State of the European Union (“EU”).

Where a bond is held through a participant of an international clearing organization or a financial intermediary, each of which we refer to as a “participant”, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner of the bond is

•	a non-resident of Japan or a non-Japanese corporation or

•	a Japanese financial institution falling under certain categories prescribed by the Special Taxation Measures Law of Japan (Law No. 26 of 1957, as amended), and the cabinet order (No. 43 of March 31, 1957, as amended), which we refer to as a “designated financial institution”, that beneficial owner must, at the time it entrusts a participant with the custody of the bond, provide certain “exemption information” prescribed by the law to enable the participant to establish that the beneficial owner is exempted from the requirement for taxes to be withheld or deducted and advise the participant if that beneficial owner ceases to be exempted.

Where a bond is not held by a participant, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner is

•	a non-resident of Japan or a non-Japanese corporation or

•	a designated financial institution,

that beneficial owner must, prior to each time it receives interest, submit to the fiscal agent a claim for exemption from withholding tax (Hikazei Tekiyo Shinkokusho), which we refer to as a “claim for exemption”, in the form obtainable from the fiscal agent. The claim for exemption must state, among other things,

•	the name and address of the beneficial owner,

•	the title of the bond,

•	the relevant interest payment date,

•	the amount of interest and

•	the fact that the beneficial owner is qualified to submit the claim for exemption, together with the documentary evidence showing that the beneficial owner is a non-resident of Japan or a non-Japanese corporation or a designated financial institution.

Redemption

We may redeem all, but not less than all, of the bonds if:

•	there is any change in or amendment to the laws or treaties, or any regulations or rulings promulgated under the laws or treaties, of Japan or any political subdivision or taxing authority of Japan or

•	there is any change in official position regarding the application or interpretation of these laws, treaties, regulations or rulings, including a holding, judgment or order by a court of competent jurisdiction, which change, amendment, application or interpretation becomes effective on or after the date we issued the bonds and causes us to pay any additional amounts, as described above under “—Additional Amounts”.

Before we can redeem the bonds, we must:

•	give the holders of the bonds at least thirty (30) days’ notice and not more than sixty (60) days’ notice in the manner described in “—Notices” below and

•	deliver to the fiscal agent a legal opinion of our counsel or an opinion of a tax consultant confirming that the conditions that must be satisfied for redemption have occurred.

The redemption price for each bond will be equal to the 100% of the principal amount of the bond plus accrued interest to the date of redemption and any additional amounts we are required to pay, as described above under “—Additional Amounts”.

Form, Denominations and Registration

All bonds will be in registered form, without interest coupons attached. Bonds held outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, in fully registered permanent global form without interest coupons attached, which will be registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch as the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg. A beneficial interest in the international global bond may at all times be held only through Euroclear and Clearstream, Luxembourg.

Bonds held within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, in fully registered permanent global form without interest coupons attached, which will be registered in the name of Cede & Co., as nominee for DTC, and which will be deposited on or about     •    , 2007 with Union Bank of California, N.A. as custodian for DTC. In the event there is more than one DTC global bond, they shall collectively be referred to as the DTC global bond.

The international global bond has been assigned a Common Code number of • and an ISIN number of •. The DTC global bond has been assigned an ISIN number of • and a CUSIP number of •.

Beneficial interests in the global bonds will be represented, and transfers will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream, Luxembourg. Such beneficial interests will be in denominations of ¥10,000,000 and integral multiples thereof. You may hold bonds directly through DTC, Euroclear or Clearstream, Luxembourg, if you are a participant in these systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books at their respective depositaries, which in turn can hold such securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

Persons who are not DTC, Euroclear, or Clearstream, Luxembourg participants may beneficially own bonds held by DTC and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg only through direct or indirect participants in DTC, Euroclear, or Clearstream, Luxembourg. So long as Cede & Co., as the nominee of DTC, and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg are the registered owners of the global bonds, Cede & Co. and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg for all purposes will be considered the sole holders of the bonds under the fiscal agency agreement and the bonds. Except as provided below, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered the holders thereof under the fiscal agency agreement or the bonds. Accordingly, any person owning a beneficial interest in the global bonds must rely on the procedures of DTC, Euroclear or Clearstream, Luxembourg, and, if such person is not a participant in DTC, Euroclear, or Clearstream, Luxembourg, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of bonds. We understand that, under existing industry practice, in the event that any owner of a beneficial interest in the DTC global bonds desires to take any action that Cede & Co., as the holder of the global bonds, is entitled to take, Cede & Co. would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payment

Owners of beneficial interests in the global bonds will receive all payments in Japanese yen, except for holders through DTC (excluding Euroclear and Clearstream, Luxembourg), who will receive payments in U.S. dollars unless the beneficial owner affirmatively elects to receive payments in Japanese yen. For more information, see “—Currency Conversion” below.

Payment of principal of and interest on the global bonds will be made to DTC and the common depositary for Euroclear and Clearstream, Luxembourg, or the nominee thereof, as the case may be, as the registered owners of the global bonds.

Upon receipt of any payment of principal of or interest on the global bonds, DTC will credit its participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global bonds as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the global bonds held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”. Distributions with respect to bonds held through Euroclear or Clearstream, Luxembourg will be credited to the cash accounts of Euroclear participants or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If a date for payment of principal or interest on the bonds falls on a day that is not a business day, then the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay.

Any moneys held by the fiscal agent in respect of the bonds and remaining unclaimed for ten years after the amount became due and payable shall be returned to us, and the holder of these bonds may thereafter look only to us for any payment to which such holder may be entitled.

Currency Conversions

Initial investors will be required to pay for the bonds in Japanese yen.

We will pay principal and interest payments on the bonds in Japanese yen, but owners of beneficial interests in global bonds held through DTC, other than Euroclear and Clearstream, Luxembourg, will receive payments in U.S. dollars unless they affirmatively elect to receive payments in Japanese yen. If a holder through DTC has not made such an election, payments to the holder will be converted into U.S. dollars by the fiscal agent. All costs of conversion will be borne by the holder by deduction from such payments to such holder. The U.S. dollar amount of any payment of principal or interest received by a holder not electing payment in Japanese yen will be the amount of Japanese yen otherwise payable exchanged into U.S. dollars at the ¥/U.S. dollar rate of exchange prevailing as near as practicable to 11:00 a.m. (London time) but no later than 3:00 p.m. (London time) on the day which is two business days prior to the relevant payment date, less any costs incurred by the fiscal agent for such conversion, to be shared pro rata among the owners of beneficial interests in the global bonds accepting U.S. dollar payments in the proportion of their respective holdings, all in accordance with the fiscal agency agreement.

If an exchange rate bid quotation is not available, the fiscal agent will obtain a bid quotation from a leading foreign exchange bank in London selected by the fiscal agent for that purpose after consultation with us. If no bid quotation from a leading foreign exchange bank is available, payment will be in Japanese yen to the account or accounts specified by DTC to the fiscal agent. Until the account or accounts are so specified, the funds held by the fiscal agent will bear interest at the rate of interest quoted by the fiscal agent for deposits with it on an overnight basis to the extent that the fiscal agent is reasonably able to reinvest such funds.

The owner of a beneficial interest in the global bonds held through a participant of DTC (other than Euroclear or Clearstream, Luxembourg) may elect to receive payment or payments under a global bond in Japanese yen by notifying the DTC participant through which its bonds are held of (1) the investor’s election to receive all or a portion of the payment in Japanese yen, and (2) wire transfer instruction to a Japanese yen account located in Japan on or prior to the applicable record date or at least fifteen calendar days prior to maturity, as the case may be. DTC must be notified of an election and wire transfer instructions on or prior to the third business day after the record date for any payment of interest and 12 days prior to the payment of principal on the bonds. DTC will notify the fiscal agent of an election and wire transfer instructions on or prior to the fifth business day after the record date for payment of interest and the tenth business day prior to the payment date for the payment of principal on the bonds. If complete instructions are forwarded to DTC through DTC participants and by DTC to the fiscal agent on or prior to such dates, such investor will receive payment in Japanese yen outside DTC; otherwise, only U.S. dollar payments will be made by the fiscal agent to DTC. All costs of conversion will be borne by holders of beneficial interests in the global bonds receiving U.S. dollars by deduction from those payments.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them, as described under “Foreign Exchange Considerations” and “Risk Factors—Exchange Rate Risk”.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking pari passu with the bonds in all respects, or in all respects except for

• the	payment of interest accruing prior to the issue date of any further bonds, or

• the	first payment of interest following the issue date of any further bonds so that those further bonds would be consolidated and form a single series with the bonds and would have the same terms as to status, redemption or otherwise as the bonds. Any further bonds will be issued subject to a supplement to the fiscal agency agreement.

Prescription

Bonds will become void unless surrendered for payment within a period of ten years from the date on which the payment in respect thereof first becomes due or, if the full amount of the money has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received, notice to that effect shall have been given to the holders.

Meeting of Bondholders

The fiscal agency agreement does not contain provisions for convening meetings of holders of the bonds.

Exchange of Interests in Global Bonds for Bond Certificates

Except in the limited circumstances described below, owners of beneficial interests in global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bond certificates in definitive form and will not be considered owners or holders thereof under the fiscal agency agreement.

Registration of title to DTC bonds initially represented by the DTC global bond in a name other than DTC or successor depositary or one of their respective nominees will not be permitted unless such depositary notifies us that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to the DTC global bond or ceases to be a “clearing agency” registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or is at any time no longer eligible to act as such, and we are unable to locate a qualified successor within 90 days of receiving notice of such ineligibility on the part of such depositary, in which case notice will be given as described below in “— Notices”.

Registration of title to international bonds initially represented by the international global bond in a name other than the nominee of the common depositary for Euroclear and Clearstream, Luxembourg will not be accepted unless Euroclear or Clearstream, Luxembourg is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business, in which case notice will be given as described below in “— Notices”.

We may also at any time and in our sole discretion determine not to have any of the bonds represented by the global bonds. In such event, we will issue or cause to be issued bond in definitive registered form in exchange for the global bonds. Bonds issued in definitive registered form will be issued only in fully registered form, without coupons, in denominations of ¥10,000,000 and integral multiples thereof. Any bonds so issued will be registered in such names, and in such denominations, as DTC, Euroclear or Clearstream, Luxembourg, as the case may be, shall request. Such bonds may be presented for registration of transfer or exchange at the office of the fiscal agent or one of its agents in The City of New York or London, and principal thereof and interest thereon will be payable at such office of the fiscal agent, provided that interest thereon may be paid to the registered holders of the definitive registered bonds as described below. Exchange of permanent global bonds for definitive registered bonds will be made free of charge for the bondholders.

Distribution of principal and interest on any definitive registered bonds will be made by the fiscal agent directly to registered holders of the definitive registered bonds in accordance with the procedures described in this prospectus supplement and in the fiscal agency agreement. Interest payments and any principal payments on each payment date will be made to holders of the definitive registered bonds in whose names the definitive registered bonds were registered at the close of business on the related record date. Distributions will be made by wire transfer or by check mailed to the addresses of such holders as they appear on the register maintained by the fiscal agent. The final payment on any definitive registered bond, however, will be made only upon presentation and surrender of such definitive registered bond at the office of the fiscal agent on a payment date that is a business day in the place of presentation. The fiscal agent will provide notice to registered holders mailed not later than fifteen (15) days before such final distribution.

Definitive registered bonds will be transferable and exchangeable at the offices of the fiscal agent or at the offices of our other agents in The City of New York or London. No service charge will be imposed for any registration of transfer or exchange, but the fiscal agent may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange. Neither the fiscal agent nor any transfer agent will be required to (a) exchange or register the transfer of any definitive registered bonds selected for redemption, or (b) exchange or register the transfer of definitive registered bonds for the period from the record date preceding the due date for any payment to the payment date with respect to such definitive registered bonds.

Notices

All notices will be published in a daily newspaper in English of general circulation in London (expected to be the Financial Times) and in New York (expected to be The Wall Street Journal), provided that for so long as any bonds are represented by global bonds notices may be given by delivery of the relevant notice to DTC, Euroclear and Clearstream, Luxembourg, for communication by them to their respective participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by us with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

GLOBAL CLEARANCE AND SETTLEMENT

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below in order to facilitate transfers of bonds among their participants, they are under no obligation to perform these procedures and they may modify or discontinue these procedures at any time. None of the Bank, Japan and the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC, Euroclear and Clearstream, Luxembourg have advised as follows:

The Clearing Systems

DTC

DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.

DTC participants also may include certain other organizations such as the underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the global bonds to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global bonds to such persons may be limited. In addition, beneficial owners of bonds through the DTC system will receive distributions of principal and interest on the bonds only through DTC participants.

Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream, Luxembourg hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream, Luxembourg provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg interface with domestic securities markets. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations and include the underwriters. Indirect access to Euroclear or Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream, Luxembourg participant, either directly or indirectly.

Initial Settlement

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders against payment in same-day funds on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any bonds where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Secondary market sales of book-entry interests in the bonds held through Euroclear or Clearstream, Luxembourg to purchasers of book-entry interests in the international bonds through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.

Trading Between DTC Participants

Secondary market sales of book-entry interests in the DTC bonds between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.

Trading Between DTC Seller and Euroclear/Clearstream, Luxembourg Purchaser

When book-entry interests in bonds are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC global bond to the account of a Euroclear or Clearstream, Luxembourg accountholder wishing to purchase a beneficial interest in an international global bond, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream, Luxembourg accountholder to DTC by 12:00 noon, New York time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder. On the settlement date, the custodian, Union Bank of California, N.A., will instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bonds; and

•	increase the amount of bonds registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, Luxembourg as the case may be, for credit to the relevant accountholder on the first business day following the settlement date.

Trading Between Euroclear/Clearstream, Luxembourg Seller and DTC Purchaser

When book-entry interests in the bonds are to be transferred from the account of a Euroclear or Clearstream, Luxembourg accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC global bond, the Euroclear or Clearstream, Luxembourg participant must send to Euroclear or Clearstream, Luxembourg delivery free of payment instructions by 7:45 p.m., Luxembourg time, one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream, Luxembourg and the fiscal agent to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream, Luxembourg will:

•	transmit appropriate instructions to the custodian, Union Bank of California, N.A., who will in turn deliver such book-entry interests in the bonds free of payment to the relevant account of the DTC participants; and

•	instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond; and

•	increase the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bond.

Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the bonds among participants of DTC, Clearstream, Luxembourg and Euroclear, none of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Bank, the fiscal agent, any paying agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the U.S. Securities Act of 1933, as amended (the “Securities Act”), will have any responsibility for the performance by DTC, Euroclear and Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the agreements described above.

So long as the international global bond is held on behalf of Euroclear and Clearstream, Luxembourg or on behalf of any other clearing system, referred to as an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the international global bond may be given by delivery of the relevant notice to Euroclear, Clearstream, Luxembourg or the alternative clearing system, as the case may be, and so long as the DTC global bond is held on behalf of DTC, or an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the DTC global bond may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

TAXATION

Additional Japanese Taxation Considerations

Taxation of Nonresident Investors

Payment of interest on the bonds outside Japan by us or a paying agent to a beneficial owner that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes (a “nonresident holder”) will not be subject to Japanese withholding tax, provided that the beneficial owner complies with procedures for establishing its status as a nonresident holder in accordance with the requirements of Japanese law.

In the event that new rules or official interpretations are adopted that apply to interest on outstanding securities and do not provide for an exemption from withholding tax for the bonds, nonresident holders generally will be entitled to receive additional amounts as described under “Description of the Bonds and Guarantee—Additional Amounts”, and we will be entitled to redeem the bonds as described under “Description of the Bonds and Guarantee—Redemption”.

Under current Japanese practice, we and our principal paying agent may determine our withholding obligations in respect of bonds held through a qualified clearing organization in reliance on certifications received from such an organization, and need not obtain certifications from the ultimate beneficial owners of such bonds. As part of the procedures under which such certifications are given, a beneficial owner may, in general, be required to establish that it is a nonresident holder to the person or entity through which it holds the bonds. A nonresident holder that holds securities otherwise than through a qualified clearing organization may be required to deliver a duly completed claim for exemption from Japanese withholding tax, and to provide documentation concerning its identity and residence, to the principal paying agent in order to receive interest from the principal paying agent free of Japanese withholding tax. We and the principal paying agent may adopt modified or supplemental certification procedures to the extent necessary to comply with changes in, or as otherwise permitted under, Japanese law or administrative practice.

Additional United States Taxation Considerations

This section describes the material United States federal income tax consequences of owning the bonds we are offering. It supplements the discussion of tax consequences under “Description of the Debt Securities and Guarantee—United States Taxation” in the accompanying prospectus. It applies to you only if you acquire bonds in the offering at the offering price and you hold your bonds as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns bonds that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns bonds as part of a straddle or conversion transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the bonds, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the bonds should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the bonds.

Please consult your own tax advisor concerning the consequences of owning these bonds in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

This section describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a bond and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you.

Payments of Interest

You will be taxed on any interest on your bond as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your bond, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Purchase, Sale and Retirement of the Bonds

Your tax basis in your bond will generally be the U.S. dollar cost, as defined below, of your bond. If you purchase your bond with yen, the U.S. dollar cost of your bond will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your bond is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your bond will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your bond equal to the difference between the amount you realize on the sale or retirement and your tax basis in your bond. If your bond is sold or retired for an amount in yen, the amount you realize will be the U.S. dollar value of such amount on the date the bond is disposed of or retired, except that in the case of a bond that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the yen on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your bond, except to the extent:

•	attributable to accrued but unpaid interest, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a bond as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive yen as interest on your bond or on the sale or retirement of your bond, your tax basis in the yen will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase yen, you generally will have a tax basis equal to the U.S. dollar value of the yen on the date of your purchase. If you sell or dispose of yen, including if you use it to purchase bonds or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Recently-promulgated Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the bonds are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the bonds in connection with a U.S. trade or business) that recognizes a loss with respect to the bonds that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of bonds.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated •, 2007, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch International and Citigroup Global Markets Limited are acting as representatives, has severally agreed to purchase, the principal amount of bonds set forth opposite its name below:

Underwriter	Principal Amount
Merrill Lynch International	¥ •
Citigroup Global Markets Limited	¥ •

Total	¥ •

The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds.

The underwriters are offering the bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer some of the bonds directly to the public at the price to the public set forth on the cover page of this prospectus supplement and some of the bonds to certain securities dealers at the price to the public less a selling concession of •% of the principal amount of the bonds. After the bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

In connection with this offering of the bonds, Merrill Lynch International (the “Stabilizing Manager”) or any person acting on behalf of the Stabilizing Manager may over-allot bonds (provided that the aggregate principal amount of the bonds allotted does not exceed 105% of the aggregate principal amount of the bonds) or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail in the open market. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the bonds and 60 days after the date of the allotment of the bonds.

We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers.

Certain of the underwriters have agreed to act through their respective U.S. affiliate or other U.S. broker-dealer, when offering the bonds for sale in the United States.

The bonds are exempt from the requirement for registration under the Securities and Exchange Law of Japan (Law No. 25 of 1948) (as amended) (the “Securities and Exchange Law”) and are subject to the Special Taxation Measures Law of Japan (Law No. 26 of 1957) (as amended) (the “Special Taxation Measures Law”). Each of the underwriters has represented and agreed that:

(i)	except where permitted under (ii) below, it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell, bonds in Japan or to, any person resident in Japan, including any corporation or entity organized under the laws of Japan; and

(ii)	it has not, directly or indirectly, offered or sold and will not (a) as part of its distribution at any time and (b) otherwise until forty (40) days after the date of issue, directly or indirectly offer or sell bonds to any person other than a Gross Recipient.

A “Gross Recipient” for this purpose is:

•	a beneficial owner that is not an individual resident of Japan or Japanese corporation for Japanese tax purposes;

•

a Japanese financial institution, designated in Article 3-2, Paragraph 19 of the Cabinet Order relating to the Special Taxation Measures Law (Cabinet Order No. 43 of 1957) (as amended) (the “Cabinet Order”) that will hold bonds for its own proprietary account; or

•

an individual resident of Japan or a Japanese corporation whose receipt of interest on the bonds will be made through a payment handling agent in Japan as defined in Article 2-2, Paragraph 2 of the Cabinet Order.

Each of the underwriters has represented and agreed that the bonds subscribed by it will be subscribed by it as principal.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the bonds, in or from any jurisdiction outside the United States except under the circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us or Japan except as set forth in the underwriting agreement.

Each underwriter has represented, warranted and agreed that:

(i)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any bonds in circumstances in which section 21(1) of the FSMA does not apply to us or Japan; and

(ii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

The bonds are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that the representatives intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

We and Japan have agreed severally to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. Also, we have agreed to reimburse the underwriters for their expenses in connection with this offering.

Certain of the underwriters from time to time have performed various investment and commercial banking services for us in the ordinary course of their business.

We expect that delivery of the bonds will be made on or about •, 2007, which is the •th U.S. business day following the date of this prospectus supplement (this settlement cycle being referred to as (“T+•”). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next succeeding three (3) business days will be required, by virtue of the fact that the bonds initially will settle in T+•, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

VALIDITY OF SECURITIES

The validity of the bonds and of the guarantee is being passed upon on behalf of us and Japan by Anderson Mori & Tomotsune. The validity of the bonds and of the guarantee is being passed upon on behalf of the underwriters by Sullivan & Cromwell LLP. In giving their opinions, Sullivan & Cromwell LLP may rely as to matters of Japanese law upon the opinion of Anderson Mori & Tomotsune, and Anderson Mori & Tomotsune may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP.

AUTHORIZED AGENTS IN THE UNITED STATES

As of the date of this prospectus supplement, the authorized agent in the United States for the Bank, for the purpose of the Securities Act, is Masaaki Kaji, whose address is: Development Bank of Japan New York Representative Office, 1251 Avenue of Americas, Suite 830, New York, New York 10020. The authorized agents for Japan are Hitoshi Shimura and Kenya Ozawa, whose address is: Ministry of Finance, Government of Japan New York Representative Office New York, 140 Broadway, 18th Floor, New York, New York 10005 and Akihiro Ino, whose address is: the Embassy of Japan, 2520 Massachusetts Avenue, N.W., Washington D.C. 20008.

GENERAL INFORMATION

The listing of the bonds on the Official List of the UK Listing Authority will be expressed as a percentage of their principal amount, exclusive of accrued interest. It is expected that listing of the bonds on the Official List of the UK Listing Authority and admission of the bonds to trading on the Gilt Edged and Fixed Interest Market of the London Stock Exchange will be granted on or about •, 2007, subject only to the issue of the bonds. Prior to official listing and admission to trading, however, dealings will be permitted by the London Stock Exchange in accordance with its rules. Transactions will normally be effected for settlement in Japanese yen and for delivery on the third working day after the day of the transactions.

We expect, but are not obligated to holders of the bonds, to maintain a listing of the bonds on the Official List of the UK Listing Authority and an admission to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market. Changed circumstances, including changes in listing requirements, could result in suspension or removal of the listing of the bonds on the London Stock Exchange or cause us to conclude that continued listing of the bonds on the London Stock Exchange is unduly burdensome. For example, Directive of the European Parliament and of the Council on the harmonization of transparency requirements relating to financial information of issuers whose securities are admitted to trading on a regulated market in the European Union (2004/109/EC, the “Transparency Directive”), has been adopted for implementation by the member states of the European Union. If the Transparency Directive, principally implemented in the United Kingdom since January 20, 2007, or any similar applicable laws or regulations, requires us to publish our financial statements according to accounting principles or standards (i) that are not equivalent to those under Article 38 of the DBJ Law, pursuant to which DBJ publishes its financial statements, (ii) that are not equivalent to Japanese GAAP, or (iii) that would otherwise impose requirements on us that we in good faith determine are unduly burdensome, we may take steps to procure the delisting of the bonds from the Official List of the UK Listing Authority and withdrawal of admission to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market. In such event, we may, but are not required to, seek an alternative admission to listing, trading and/or quotation for the bonds by another listing authority, exchange and/or system within or outside the European Union, as we may decide. An alternative admission may not be available to us or may, in our opinion, be unduly burdensome. Alternatively, we may take steps to transfer the admission to trading of the bonds to an exchange-regulated market (a market which is not a regulated market for the purposes of the Investment Services Directive) within the London Stock Exchange or elsewhere in the European Union. A decision on the equivalence of Japanese GAAP with International Financial Reporting Standards is currently expected to take place in 2009, and depending on the results of such decision, it may become necessary for certain companies which currently publish their financial statements under Japanese GAAP (and whose securities are listed on a regulated market in the European Union) to publish their financial statements under International Financial Reporting Standards.

Notice of any delisting and/or alternative admission will be given as described in “Description of the Bonds and Guarantee — Notices”, and a copy of the notice will be provided to the UK Listing Authority and the London Stock Exchange. Delisting the bonds or the transfer of admission or admission to trading of the bonds to an exchange-regulated market in the European Union may have a material effect on the ability of a holder of the bonds to continue to hold the bonds and/or to resell the bonds held by it in the secondary market.

On •, 2007, the Minister of Finance of Japan consented to the giving of Japan’s guarantee with respect to the bonds, upon our application dated •, 2007. On •, 2007, the Bank duly decided to issue the bonds pursuant to Article 43, Paragraph 1 of the Development Bank of Japan Law.

Except for information set forth on pages S-20 to S-29, there has been no significant change in our financial position since March 31, 2006, the date of the most recent published audited financial statements of the Development Bank of Japan.

There has been no significant change in Japan’s public finance and trade data since March 31, 2006.

The bonds have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg (Common Code: •; ISIN: •; CUSIP: •). The address for DTC is 55 Water Street, New York, New York 10041. The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium. The address of Clearstream, Luxembourg is 42 Avenue JF Kennedy, L-1855 Luxembourg.

The bonds are assigned a rating of “•” by • and a rating of “•” by •. A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the relevant rating organization.

DBJ is not and has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which DBJ is aware) during the 12 months preceding the date of this document which may have, or have had in the recent past, significant effects on DBJ’s financial position.

Japan is not and has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Japan is aware) during the 12 months preceding the date of this document which may have, or have had in the recent past, significant effects on Japan’s financial position.

The contact address and telephone number of DBJ for the purposes of this document is: 9-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-0004, Japan, Attention: Division of Financing, Treasury Department, telephone number: +81-3-3244-1829.

The contact address and telephone number for Japan for the purposes of this document is: Market Finance Division, Financial Bureau, Ministry of Finance, 3-1-1 Kasumigaseki, Chiyoda-ku, Tokyo 100-8940, Japan, telephone number: +81-3-3581-4111.

The Commission maintains an Internet site (http://www.sec.gov) that contains reports and other information regarding issuers that file electronically with the Commission. Our Internet site is http://www.dbj.go.jp. Except as it relates to certain sections of our Annual Report on Form 18-K, the information on the website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

The names of the Governor, the Deputy Governors, the Senior Executive Directors, and the Statutory Auditors of the Bank are as follows:

Governor
Takeshi Komura

Deputy Governors
Kimio Yamaguchi
Mikio Araki

Senior Executive Directors
Keiji Taga
Kenichi Fukaya
Hirokazu Horinouchi
Hisato Nagaoka
Hisao Ochi
Atsushi Oi
Hiroyuki Hoshi
Takeshi Abe
Yo Takeuchi
Masanori Yanagi
Akiyoshi Horiuchi

Statutory Auditors
Tsuyoshi Inoue
Hideki Ogata

All of the officers are engaged by the Bank on a full-time basis except for Mr. Akiyoshi Horiuchi. The business address of all of the above persons is our head office.

We estimate that the amount of expenses related to the admission of the bonds to trading on the Gilt Edged and Fixed Interest Market of the London Stock Exchange to be approximately ¥    •    .

Where information in this document has been sourced from third parties, this information has been accurately reproduced and as far as we are aware and able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. The source of third party information is identified where used.

The DBJ Law requires us to prepare financial statements semi-annually in accordance with accounting principles and procedures required by the DBJ Law and regulations thereunder, and to submit them, together with an opinion of the Bank’s Statutory Auditors, to the Minister of Finance.

Misuzu Audit Corporation, independent certified public accountants to the Development Bank of Japan, have audited and rendered unqualified report on the accounts of the Development Bank of Japan for the two financial years ended March 31, 2006. The business address of Misuzu Audit Corporation is Kasumigaseki Bldg., 32nd Floor, 3-2-5, Kasumigaseki, Chiyoda-ku, Tokyo 100-6088, Japan. Misuzu Audit Corporation changed its name from ChuoAoyama PricewaterhouseCoopers on September 1, 2006.

For the period of 12 months starting on the date of this document, copies (and English translations where the documents are not in English) of the following documents will be available during usual business hours on any weekday (Saturday and public holidays excepted) for inspection, and you may obtain copies of the annual reports and audited financial statements referred to in clauses (ii), (iii) and (viii) below, at the specified offices of the fiscal agent in London:

(i)	English translations of the Development Bank of Japan Law;

(ii)	our Annual Report on Form 18-K for the year ended March 31, 2006 containing our audited financial statements for the years ended March 31, 2005 and 2006 (we do not produce any interim reports);

(iii)	the audited financial statements of the Development Bank of Japan for the years ended March 31, 2005 and 2006, and the audit reports in respect thereof which are included in the Annual Reports on Form 18-K for the Development Bank of Japan for the respective years, described in clause (ii) above (we do not prepare financial statements for interim periods);

(iv)	a copy of this document and the accompanying prospectus (including all documents incorporated by reference);

(v)	the fiscal agency agreement;

(vi)	the underwriting agreement referred to above;

(vii)	the executed guarantee; and

(viii)	Japan’s Annual Report on Form 18-K for the year ended March 31, 2006 containing Japan’s financial information for the fiscal years ended March 31, 2005 and 2006 and Japan’s Budget for the fiscal year ended March 31, 2007.

The Document will be published on the website of the Regulatory News Service operated by the London Stock Exchange at http://www.londonstockexchange.com/en-gb/pricesnews/marketnews/.

The bonds will bear the following legends:

“Interest payments on this bond will be subject to Japanese withholding tax unless the holder establishes that this bond is held by or for the account of a holder that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes or is a designated Japanese financial institution described in Article 6 of the Special Taxation Measures Law of Japan.

Interest payments on this bond to an individual resident of Japan or a Japanese corporation not described in the preceding paragraph will be subject to deduction of Japanese income tax at a rate of 15% of the amount specified in subparagraphs (A) or (B) below, as applicable;

(A)	if interest is paid to an individual resident of Japan or to a Japanese corporation (except as provided in subparagraph (B) below), the amount of such interest;

(B)	if interest is paid to a public corporation, a financial institution or a securities company through a payment handling agent in Japan, as provided in Article 3-3, Paragraph 6 of the Special Taxation Measures Law of Japan, the amount of such interest minus the amount provided in the Cabinet Order relating to said Paragraph 6.”

A Japanese resident or a Japanese entity with a payment handling agent in Japan for receiving payment of interest on the bonds is exempt from withholding tax by the Bank, but withholding tax will be deducted by such payment handling agent unless certain exemptions are applicable. Failure to notify the paying agent of such tax exemption status due to receipt of interest through a payment handling agent in Japan in a timely manner may result in certain double withholding tax.

The EU has adopted a Council Directive (Council Directive 2003/48/EU, the “Savings Tax Directive”) regarding the taxation of savings income. The Savings Tax Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless, during such period, they elect otherwise.

Nikko Cordial Corporation and Citigroup Inc. have established a series of business alliances in respect of Japan related activities. Citigroup Global Markets Limited is authorized to conduct Japan related business under the name Nikko Citigroup.

P R O S P E C T U S

Development Bank of Japan

(Issuer)

Japan

(Guarantor)

$1,499,666,148

Debt Securities

The Development Bank of Japan (“DBJ”) will provide specific terms of these securities in supplements to this Prospectus (“Prospectus Supplements”). You should read this Prospectus and any Prospectus Supplement carefully before you invest. This Prospectus may not be used to make offers or sales of securities unless accompanied by a Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 21, 2006

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that DBJ and Japan filed with the Securities and Exchange Commission (the “Commission”) under a “shelf” registration process. Under this shelf process, DBJ may, from time to time, sell debt securities (“Debt Securities”) described in this Prospectus in one or more offerings up to a total dollar amount of $1,499,666,148. This Prospectus provides you with a general description of the Debt Securities DBJ may offer. Each time DBJ sells Debt Securities under this shelf process, DBJ will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and the relevant Prospectus Supplement together with additional information under the heading “Where You Can Find More Information”.

Issuance of any guarantee by Japan of any Debt Securities will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will require authorization by Japan of any guarantee of such Debt Securities on a case-by-case basis.

None of DBJ, Japan or the underwriters of the Debt Securities to which any particular Prospectus Supplement relates has authorized any dealer, salesman or other person to give any information or to make any representation not contained in this Prospectus or such a Prospectus Supplement. If any such dealer, salesman or other person has given or made such information or representation, you must not rely upon such information or representation as having been authorized by DBJ, Japan or such underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

ii

WHERE YOU CAN FIND MORE INFORMATION

DBJ and Japan file annual reports, amendments to annual reports and other information with the Commission. These reports and amendments include certain financial, statistical and other information about DBJ and Japan, and may be accompanied by exhibits. You may read and copy any document DBJ and Japan file with the Commission at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of the same documents from the public reference room in Washington, D.C. by paying a fee. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the Commission maintains an Internet site (www.sec.gov) that contains reports and other information regarding issuers that file electronically with the Commission.

The Commission allows DBJ and Japan to “incorporate by reference” the information DBJ and Japan file with the Commission, which means that DBJ and Japan can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Prospectus. DBJ and Japan incorporate by reference the documents listed below:

•	DBJ’s and Japan’s Annual Reports on Form 18-K for the year ended March 31, 2005; and

•	All amendments to DBJ’s and Japan’s Annual Reports on Form 18-K for the year ended March 31, 2005 filed prior to the date of this Prospectus.

DBJ and Japan also incorporate by reference all future annual reports and amendments to annual reports, and any other information DBJ and Japan file with the Commission pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934 until it sells all of the Debt Securities. Each time DBJ or Japan files a document with the Commission that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a copy of the annual reports, amendments to annual reports and other information mentioned above by writing or calling DBJ. Written requests for such documents should be directed to the Development Bank of Japan, 9-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-0004, Japan, Attention: Division of Financing, Treasury Department, telephone number: 81-3-3244-1829. The Internet site of DBJ is www.dbj.go.jp. The information on the website is not incorporated by reference into this Prospectus.

DEVELOPMENT BANK OF JAPAN

DBJ was established on October 1, 1999 as a governmental financial institution under the Development Bank of Japan Law. DBJ is the result of a merger between The Japan Development Bank and the Hokkaido-Tohoku Development Finance Public Corporation, which were also governmental institutions. Pursuant to the Development Bank of Japan Law, DBJ succeeded to all of the rights, and assumed all of the obligations, of The Japan Development Bank and the Hokkaido-Tohoku Development Finance Public Corporation. Also pursuant to that law, both The Japan Development Bank and the Hokkaido-Tohoku Development Finance Public Corporation were dissolved upon the establishment of DBJ.

The Development Bank of Japan Law provides that DBJ’s purpose is to promote:

•	the energy and sustainable development of Japan’s economy and society;

•	the realization of an affluent national life; and

•	the independent development of local economies.

DBJ raises funds mainly in the form of borrowings from the Japanese Government, and also from the private sector through the issuance of bonds.

The Japanese Government owns all of DBJ’s capital, and DBJ is subject to government control and supervision. The Government Agencies Budget, which the Minister of Finance formulates and which is subject to approval by the Diet, includes DBJ’s annual budget of revenues and expenditures. The Minister of Finance appoints DBJ’s Governor and Auditors.

JAPAN

Japan is a mountainous island country in the western Pacific, with a population of over 127 million. Japan has a parliamentary form of government. The Diet, which consists of a House of Representatives and a House of Councillors, holds the legislative power.

APPLICATION OF PROCEEDS

DBJ will use the net proceeds from the sale of the Debt Securities for its general financing purposes.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEE

The following is a brief summary of the terms and conditions of the Debt Securities and the Fiscal Agency Agreement or Agreements pursuant to which they will be issued (the “Fiscal Agency Agreement”). DBJ has filed or will file copies of the forms of Debt Securities and the form of Fiscal Agency Agreement as exhibits to the Registration Statement of which this Prospectus is a part. The following summary does not purport to be complete, and you should refer to such exhibits for more complete information.

General

From time to time, DBJ may authorize and issue Debt Securities in one or more series. The Prospectus Supplement that relates to your Debt Securities will specify the following terms:

•	The designation, aggregate principal amount, currency, any limitation on such principal amount and authorized denominations;

•	The percentage of their principal amount at which such Debt Securities will be issued;

•	The maturity date or dates;

•	The interest rate or rates, if any, which may be fixed or variable, and the dates for payment of interest, if any;

•	The paying agencies where payments of principal, premium, if any, and interest, if any, will be made;

•	Any optional or mandatory redemption terms or repurchase or sinking fund provisions; and

•	Other specific provisions.

If DBJ issues any Debt Securities at an original issue discount or payable in a currency other than the United States dollar, the Prospectus Supplement relating to such Debt Securities will also describe special U.S. federal income tax and other considerations applicable to such Debt Securities.

DBJ and Japan will appoint a fiscal agent (the “Fiscal Agent”) or agents in connection with the Debt Securities. The Fiscal Agency Agreement will set forth the Fiscal Agent’s duties. The Fiscal Agent will be a bank or trust company named in the applicable Prospectus Supplement, but DBJ and Japan may replace the Fiscal Agent and may appoint different fiscal agents for different series of Debt Securities. DBJ and Japan may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent. The Fiscal Agent is the agent of DBJ and Japan, is not a trustee for the holders of Debt Securities and does not have the same responsibilities or duties to act for such holders as would a trustee.

Rank of Debt Securities

The Debt Securities will be unsecured. At the time of issuance they will rank at least equally in right of payment with all other unsecured indebtedness of DBJ, except that the Japanese Civil Code grants certain preferential rights, such as preferential rights of employees to wages, to certain specified types of creditors.

Under the Development Bank of Japan Law, the holders of notes DBJ issues, including the holders of Debt Securities, will have the benefit of a preferential right to be repaid prior to DBJ’s other unsecured obligations (with the exception of obligations in respect of national and local taxes and certain other statutory exceptions).

Guarantee of Japan

Japan will unconditionally guarantee payment of principal of and premium, if any, and interest on the Debt Securities. The guarantee will be a general obligation of Japan, and Japan will pledge its full faith and credit for the performance of the guarantee. The guarantee will rank equally in right of payment with all other general obligations of Japan without any preference one above the other by reason of priority of date of issue or otherwise. Japan will agree that the guarantee may be enforced, in the event of default by DBJ, without making prior demand upon or seeking to enforce remedies against DBJ.

Issuance of any such guarantee will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will, on a case-by-case basis, necessitate the obtaining of authorization by Japan of any such guarantee.

Redemption

If the Debt Securities of a series provide for mandatory redemption, or redemption at the election of DBJ, such redemption shall be on at least 30 days’ notice. In event of redemption in part, the Fiscal Agent will select the Debt Securities to be redeemed by lot or in any usual manner it approves. The Fiscal Agent will mail notice of such redemption to holders of registered Debt Securities of such series, to their last addresses as they appear on the register of the Debt Securities of such series.

Japanese Taxation

The following description of Japanese taxation (limited to national taxes) applies to interests on the Debt Securities issued by DBJ outside Japan and payable outside Japan as well as to certain aspects of capital gains, inheritance and gift taxes. You should note that the following description of Japanese taxation is not exhaustive.

Tax Withholding Rules.    Certain recipients of interest on the Debt Securities are subject to the following Japanese tax withholding rules:

If the recipient of interest on any Debt Securities is:

—	A non-resident of Japan with no permanent establishment within Japan;

—	A non-Japanese corporation with no permanent establishment within Japan; or

—	A non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant Debt Securities is not attributable to the business carried on within Japan by such recipient through such permanent establishment, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

—

If the relevant Debt Securities are held through a certain participant (“Participant”) in an international clearing organization such as Euroclear System, Clearstream Banking, société anonyme and The Depository Trust Company, or a certain financial intermediary prescribed by the Special

Taxation Measures Law of Japan and the relevant cabinet order thereunder (such Law, cabinet order and the related ministerial regulation are called the “Law”), the requirement to provide certain information prescribed by the Law (“Exemption Information”) to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted; and

—	If the relevant Debt Securities are not held by a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a claim for exemption from withholding tax (the “Claim for Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above will result in the withholding by DBJ of income tax at the rate of 15% unless any lower rate or exemption is applicable under the relevant tax treaty between Japan and another country. Non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax or exemption from Japanese withholding tax on payment of interest by DBJ are required to submit an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Interest” in advance through DBJ to the relevant tax authority before payment of interest.

If the recipient of interest on any Debt Securities is:

—	A Japanese bank;

—	A Japanese insurance company;

—	A Japanese securities company; or

—	Any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph 8 of the Special Taxation Measures Law,

and such recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be, no income tax will be imposed by way of withholding. The recipient will, however, be subject to regular corporate tax with respect to such interest.

If the recipient of interest on any Debt Securities is:

—	A non-resident of Japan with a permanent establishment within Japan; or

—	A non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to the business carried on within Japan by the recipient through such permanent establishment, then such interest will not be subject to the withholding by DBJ of income tax at the rate of 15%, provided that the recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be. The amount of such interest will, however, be included in the recipient’s Japanese source income which is subject to Japanese taxation, and will be subject to regular income tax or corporate tax, as the case may be.

If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

—	Japanese banks;

—	Japanese insurance companies;

—	Japanese securities companies;

—	other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 8, Paragraphs 1 and 2 of the Special Taxation Measures Law (such institutions, together with Japanese banks, insurance companies and securities companies, are called “Specified Financial Institutions”); or

—	Japanese public corporations designated by the relevant law (“Public Corporations”),

and such recipient receives payment of interest through certain payment handling agents in Japan (“Japanese Payment Handling Agents”), such agents will withhold income tax at the rate of 15%. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In all other cases, the recipient must include the amount of interest in the recipient’s gross income and will be subject to normal income tax or corporate tax, as the case may be.

If the recipient of interest on any Debt Securities is:

—	A Public Corporation that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

—	A Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Law, no income tax will be imposed by way of withholding on such portion of interest as is prescribed by the relevant cabinet order. Any amount of interest received by such recipient in excess of the non-taxable portion described above will be subject to the withholding by the Japanese Custodian of income tax at the rate of 15%.

Capital Gains, Inheritance and Gift Taxes.    Gains derived from the sale outside Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from an individual may be required to pay Japanese inheritance or gift tax at progressive rates.

United States Taxation

For special United States federal income tax and other considerations applicable to particular issues of Debt Securities (such as Debt Securities issued with original issue discount or Debt Securities denominated in a currency other than the United States dollar), you should read a further description of such considerations in the Prospectus Supplement relating thereto. You should note that the following description of United States taxation is not exhaustive.

United States Holders.    Interest on the Debt Securities will not be exempt from United States taxation generally. In the opinion of Sullivan & Cromwell LLP, interest paid by DBJ on the Debt Securities constitutes income from sources outside the United States, subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest paid in taxable years beginning before January 1, 2007 will generally be “passive” or “financial services” income, while interest paid in taxable years beginning after December 31, 2006 will generally be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.

Non-United States Holders.    In the opinion of Sullivan & Cromwell LLP, and subject to the discussion of backup withholding below, interest on the Debt Securities is currently exempt from United States federal income tax if paid to:

•	an individual who is not a citizen or resident of the United States, whether or not such individual is engaged in trade or business in the United States; or

•	a corporation organized under the laws of a country other than the United States, whether or not such corporation is engaged in trade or business in the United States,

unless:

•	the corporation is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the United States Internal Revenue Code; or

•	the individual or corporation has an office or other fixed place of business in the United States to which the interest is attributable, the interest is derived in the active conduct of a banking, financing or similar business within the United States, and certain other conditions exist.

A beneficial owner of a Debt Security who or that is:

•	a non-resident alien individual; or

•	a foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of a Debt Security,

will not be subject to United States federal income tax on any gain realized on the sale or retirement of a Debt Security,

unless:

•	such gain is effectively connected with the conduct by the holder of a United States trade or business; or

•	in the case of an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and either the holder has a “tax home” in the United States or the gain is attributable to an office or other fixed place of business maintained by the holder in the United States.

The Debt Securities are not includible in the gross estate for purposes of the United States estate tax in the case of a nonresident of the United States who was not a citizen of the United States at the time of death.

Backup Withholding and Information Reporting.    Backup withholding and certain information reporting requirements may apply to payments of principal of and premium and interest, if any, on the Debt Securities made to certain non-corporate holders if such payments are made or are considered made in the United States (including payments made by wire transfer from outside the United States to an account maintained by the holder with the Fiscal Agent or paying agent in the United States). If the conditions relating to place of payment are satisfied, non-resident alien individuals are generally exempt from backup withholding and reporting requirements (assuming that the gain or income is otherwise exempt from United States federal income tax) but may be required to comply with certification and identification procedures in order to prove their exemption. Similar rules requiring reporting and withholding with respect to gross sale proceeds will apply to a person who sells a Debt Security through a United States office of a broker. In addition, information reporting (but not backup withholding) will apply to a person that sells a Debt Security through any of the following persons or entities, unless the holder provides documentary evidence of non-U.S. status or otherwise establishes an exemption:

•	a non-United States office of a United States broker;

•	a non-United States office of a broker that is a controlled foreign corporation for United States tax purposes or that is a person 50% or more of whose income for a specified period is effectively connected with a United States trade or business; or

•	a foreign partnership, if at any time during its taxable year one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital, or if at any time during its taxable year such foreign partnership is engaged in a United States trade or business.

Acceleration of Maturity

With respect to any series of Debt Securities, in case of the following types of default, each Debt Security of such series will become due and payable at the option of the holder of such Debt Security upon written notice to the Fiscal Agent, unless all defaults shall have been cured prior to the receipt of such notice by the Fiscal Agent:

•	default in any payment, when due, of principal (if due in installments) of or premium, if any, or interest on any of the Debt Securities of such series, or, if such series is entitled to a sinking fund, in the deposit, when due, of any sinking fund payment, and continuance of such default for a period of 30 days; or

•	default in the performance of any other covenant contained in the Debt Securities of such series and the continuance of such default for a period of 90 days following written notice thereof to DBJ by a holder.

The Fiscal Agency Agreement will not require DBJ to furnish to the Fiscal Agent periodic evidence as to the absence of default.

Governing Law

The Fiscal Agency Agreement, the Debt Securities and the guarantee of Japan will all provide that they shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to authorization and execution by DBJ and Japan of the Fiscal Agency Agreement and the Debt Securities and the guarantee of Japan, as the case may be, and any other matters required to be governed by the laws of Japan.

Jurisdiction and Enforceability

DBJ will effect the irrevocable appointment of the Fiscal Agent as its authorized agent upon which process may be served in any action based upon the Debt Securities (i.e., asserting rights set forth in the Debt Securities) which any holder of a Debt Security may institute in any State or Federal court in The City of New York. DBJ will accept the jurisdiction of such court in such action. DBJ will also waive irrevocably any immunity from jurisdiction (but not execution) to which it might otherwise be entitled in any action based upon the Debt Securities. The Fiscal Agent is not the agent for service for actions brought under the federal securities laws, and DBJ’s waiver of immunity does not extend to such actions. Although Japan is subject to suit based upon the guarantee of the Debt Securities before the Tokyo District Court, Japan has not consented to the jurisdiction of any court outside Japan in connection with actions brought against it for any purpose in any way relating to the Debt Securities or its guarantee of the Debt Securities, has not appointed an agent for service of process in connection with any such action and has not agreed to waive any degree of sovereign immunity to which it may be entitled in any such action.

If you bring an action against DBJ under federal securities laws or against Japan for any purpose, unless DBJ or Japan (as the case may be) waives immunity with respect to such action, you would be able to obtain a United States judgment in such action against DBJ or Japan, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976 precludes the granting of sovereign immunity. Even if you could obtain a United States judgment in any such action under that Act, you may not be able to obtain a judgment in Japan based on such a United States judgment. Moreover, you may not be able to execute upon property of DBJ or Japan located in the United States to enforce a judgment obtained under that Act except under the limited circumstances specified in that Act.

PLAN OF DISTRIBUTION

DBJ may sell Debt Securities directly, to or through underwriters or through agents. Each Prospectus Supplement with respect to Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of the underwriters or agents, the public offering price of such Debt Securities and the net proceeds to DBJ from such sale, any underwriting discounts or other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

If underwriters are used in the sale, they will acquire Debt Securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offer of Debt Securities to the public may take the form of an offer through underwriting syndicates represented by managing underwriters, or a direct offer by one or more investment banking firms or others, as designated. Unless the applicable Prospectus Supplement otherwise indicates, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Debt Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

DBJ may, directly or through agents it designates, sell Debt Securities from time to time. The applicable Prospectus Supplement will name any agent involved in the offer or sale of Debt Securities and set forth any commissions payable by DBJ to such agent. Unless such Prospectus Supplement otherwise indicates, any such agent will be acting on a best efforts basis for the period of its appointment.

In compliance with guidelines of the National Association of Securities Dealers, Inc., the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this Prospectus and any applicable Prospectus Supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable Prospectus Supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

If the applicable Prospectus Supplement so indicates, DBJ will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from DBJ at the public offering price set forth in such Prospectus Supplement pursuant to “delayed delivery” contracts. Purchasers of Debt Securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the Debt Securities on a date or dates stated in the applicable Prospectus Supplement. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

The applicable Prospectus Supplement will describe limitations on sales to certain persons of Debt Securities (including limitations imposed by relevant Japanese laws), if any.

Agents and underwriters may be entitled under agreements into which they enter with DBJ to indemnification by DBJ against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may engage in transactions with or perform services for DBJ in the ordinary course of business.

AUTHORIZED AGENTS IN THE UNITED STATES

The authorized agent in the United States for DBJ, for the purpose of the United States Securities Act of 1933, is Masaaki Kaji, whose address is Development Bank of Japan, New York Representative Office, 1251 Avenue of Americas, Suite 830, New York, New York, 10020. The authorized agent for Japan is Nobuchika Mori, whose address is: Consulate General of Japan in New York, 1 Chase Manhattan Plaza, New York, New York 10005.

VALIDITY OF SECURITIES

Anderson Mori & Tomotsune, Tokyo, Japan, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities, and all other matters of Japanese law and procedure on behalf of DBJ and Japan. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities. In giving their opinions, Sullivan & Cromwell LLP may rely as to all matters of Japanese law and procedure on the opinion of Anderson Mori & Tomotsune, and Anderson Mori & Tomotsune may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP.

FURTHER INFORMATION

The Registration Statement of which this Prospectus is a part, any post-effective amendment to such Registration Statement, and the Prospectus Supplement or Supplements relating to any series or issue of the Debt Securities, which are on file with the Commission, contain further information concerning such series or issue.

The Governor of DBJ, in his official capacity as such Governor, thereunto duly authorized, has supplied the information set forth in this Prospectus under the caption “Development Bank of Japan” and the information incorporated in this Prospectus by reference relating to DBJ, and such information is stated on his authority.

The Minister of Finance of Japan, in his official capacity as such Minister, thereunto duly authorized, has supplied the information set forth in this Prospectus under the caption “Japan” and the information incorporated in this Prospectus by reference relating to Japan, and such information is stated on his authority.

REGISTERED AND HEAD OFFICE OF THE BANK

9-1, Otemachi 1-chome

Chiyoda-ku, Tokyo 100-0004

Japan

FISCAL AGENT, PAYING AGENT AND TRANSFER AGENT

The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch

12-15 Finsbury Circus

London EC2M 7BT

also acting through

Union Bank of California, N.A.

551 Madison Avenue, 11th Floor

New York, N.Y. 10022

LEGAL ADVISERS

To the Bank and Japan Anderson Mori & Tomotsune Izumi Garden Tower 6-1, Roppongi 1-chome Minato-ku, Tokyo 106-6036 Japan	To the Underwriters Sullivan & Cromwell LLP Otemachi First Square 5-1, Otemachi 1-chome Chiyoda-Ku, Tokyo 100-0004 Japan

¥    •

Development Bank of Japan

    •    %

Guaranteed Bonds

Due •

Unconditionally and Irrevocably

Guaranteed as to Payment of

Principal and Interest

by

Japan

PROSPECTUS SUPPLEMENT

Merrill Lynch International

Nikko Citigroup

    •    , 2007